UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ]    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material under § 240.14a-12

Donaldson Company, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

[X]    No fee required

[ ]    Fee paid previously with preliminary materials

[ ]    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

DONALDSON COMPANY, INC.
1400 West 94th Street
Minneapolis, Minnesota 55431-2370
www.donaldson.com
NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME: Friday, November 22, 2024 at 1:00 p.m. (CST)
RECORD DATE: Close of business on September 23, 2024.
ITEMS OF BUSINESS:
(1)    Election of Directors;
(2)    Non-binding advisory vote to approve the compensation of our Named Executive Officers;
(3)    Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2025; and
(4)    Any other business that properly comes before the meeting.
PROXY VOTING:
It is important that your shares are represented and voted at the Annual Meeting. You received instructions on voting your shares on the Notice of Internet Availability of Proxy Materials for the Annual Meeting. If you received paper copies of the proxy materials, instructions on the different ways to vote your shares are found on the enclosed proxy card. Vote by proxy even if you plan to log in and attend the Annual Meeting.
HOW TO ATTEND THE MEETING:
Attend our virtual meeting online and vote your shares electronically by visiting www.virtualshareholdermeeting.com/DCI2024. This year's meeting will again be completely virtual which makes participation and engagement convenient for all our stockholders. You will need the 16-digit control number that is printed in the box marked by the arrow on your Notice of Internet Availability of Proxy Materials or proxy card to enter the Annual Meeting.

PLEASE PROMPTLY VOTE YOUR PROXY TO SAVE US THE EXPENSE OF ADDITIONAL SOLICITATION.

Notice of Internet Availability of Proxy Materials for the stockholder meeting to be held on November 22, 2024: Our 2024 Proxy Statement and our Fiscal 2024 Annual Report to Stockholders are available at www.proxyvote.com.

By Order of the Board of Directors

Dated: October 2, 2024	Amy C. Becker Secretary

DONALDSON COMPANY, INC.
1400 West 94th Street
Minneapolis, Minnesota 55431-2370

PROXY STATEMENT Mailing Date: October 2, 2024

PROPOSALS YOU ARE ASKED TO VOTE ON

Item 1: Election of Directors
Three current directors, Christopher M. Hilger, James J. Owens, and Trudy A. Rautio are recommended for election to the Board of Directors at the Annual Meeting. Information on the director nominees is provided on pages 9-14. Directors are elected for a three-year term so that approximately one-third are elected at each Annual Meeting of Stockholders.
The Board of Directors unanimously recommends a vote FOR the election of each director nominee.

Item 2:    Non-Binding Advisory Vote to Approve the Compensation of our Named Executive Officers
As required pursuant to Section 14A of the Securities Exchange Act of 1934, the Company is providing our stockholders with an advisory (non-binding) vote on the compensation of our Named Executive Officers as disclosed in this Proxy Statement.
The Board of Directors unanimously recommends a vote FOR the compensation of our Named Executive Officers described in this Proxy Statement.

Item 3: Ratification of the Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending July 31, 2025, and is requesting ratification by our stockholders.
The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2025.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive this Proxy Statement?
You received this Proxy Statement because the Board of Directors ("Board") of the Company is soliciting proxies for use at the Annual Meeting to be held on November 22, 2024, and you were a Donaldson stockholder as of the close of business on the record date of September 23, 2024. Only stockholders of record are entitled to vote at the Annual Meeting and the Board is soliciting your proxy to vote. We had 119,747,844 shares of common stock outstanding as of the close of business on the record date. Each share entitles its holder to one vote, and there is no cumulative voting.
This Proxy Statement summarizes the information you need to know to vote. We first mailed or otherwise made available to stockholders this Proxy Statement and form of proxy on or about October 2, 2024.

Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials, including this Proxy Statement and our Fiscal 2024 Annual Report to Stockholders, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability of Proxy Materials, which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the internet. Such notice also instructs you as to how you may submit your proxy on the internet. If you would like to receive a paper copy of our proxy materials, please follow the instructions for requesting such materials provided in the Notice of Internet Availability of Proxy Materials.
SEC rules allow us to deliver a single copy of an annual report, proxy statement, or Notice of Internet Availability of Proxy Materials to two or more stockholders that share the same household address unless we receive contrary instruction from one or more of our stockholders. If you received multiple copies and would like to receive only one copy per household in the future, or if you received only one copy and would like to receive multiple copies in the future, you should contact your bank, broker or other nominee record holder, or if you are a record holder, contact Amy Becker, Secretary, at Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299, by telephone at 952-703-4965, or by email to Investor.Relations@Donaldson.com. Following this request, we will undertake to deliver promptly a separate copy of the proxy materials. These documents may also be downloaded and printed from our Investor Relations website at ir.donaldson.com.

What does it mean if I receive more than one proxy card?
It means that you hold shares in multiple accounts with banks or stockbrokers, or with the transfer agent.
PLEASE VOTE ALL OF YOUR SHARES.

Who pays for the cost of proxy preparation and solicitation?
The Company pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. We are soliciting proxies primarily by mail, email, and the internet. In addition, our directors, Officers, and other employees may solicit proxies by email, telephone, facsimile, or personally. These individuals will receive no additional compensation for their services other than their regular salaries.

What am I voting on, what does the Board recommend and what vote is required to approve each item?
The table below summarizes the proposals that will be voted on, the vote required to approve each item, voting options, how votes are counted and how the Board recommends you vote:

Proposal	Vote Required	Voting Options	Board Recommendation(1)	Broker Discretionary Voting Allowed(2)	Impact of Abstention
Item 1: Election of three directors	Majority of votes cast "FOR" votes must exceed 50% of the number of votes cast, and the votes cast include votes to withhold authority(3)	"FOR" "WITHHOLD"	"FOR"	No	N/A
Item 2: Non-binding advisory vote on the compensation of our Named Executive Officers	We will consider our stockholders to have approved, on an advisory basis, the compensation of our Named Executive Officers if more shares are voted "FOR" than "AGAINST"	"FOR” “AGAINST" "ABSTAIN"	"FOR"	No	None
Item 3: Ratification of the appointment of our independent registered public accounting firm for the fiscal year ending July 31, 2025	Affirmative vote of a majority of the shares entitled to vote and represented at the meeting or by proxy	"FOR" "AGAINST" "ABSTAIN"	"FOR"	Yes	"AGAINST"
______________
(1)If you do not specify how you want to vote your shares on your returned proxy card, or through the telephone or internet prompts, your shares will be voted in accordance with the Board recommendation above.
(2)If you hold shares in a brokerage account in your broker's name (street name) and do not provide voting instructions to your broker, your broker will not vote your shares on any proposal where the broker does not have discretionary authority to vote. In such a situation, the shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to the matter requiring discretionary authority. New York Stock Exchange ("NYSE") rules permit brokers discretionary authority to vote on Item 3 if they do not receive instructions from the street name holder of the shares.
(3)The vote described above applies for the election of directors in uncontested director elections. Directors will be elected by a plurality vote at a meeting if:
•The Secretary receives a notice that a stockholder has nominated a person for election to the Board in compliance with the advance notice requirements for stockholder nominees set forth in our Bylaws; and
•Such nomination has not been withdrawn by such stockholder prior to the 10th day preceding the date the Company first mails its notice of meeting to our stockholders.
We use an independent inspector of elections, Broadridge Investor Communication Solutions, Inc., to tabulate the votes received.

How do I vote my shares?
If you are a stockholder of record you may vote using any ONE of the following methods. By:
•PHONE - toll free 1-800-690-6903
•INTERNET - www.proxyvote.com
•MAIL - promptly complete, sign and mail your proxy card
•ONLINE - during the virtual meeting at www.virtualshareholdermeeting.com/DCI2024
You will need the 16-digit control number that is printed in the box marked by the arrow on your Notice of Internet Availability of Proxy Materials or your proxy card to enter the Annual Meeting.
On the day of our annual meeting, we recommend that you log into our virtual meeting at least 15 minutes before the scheduled start time to ensure that you can access the meeting. Submitting a question for management is also convenient with the virtual meeting. If you wish to submit a question, type your question into the “Ask a Question” field within the virtual meeting and click “Submit.” Questions related directly to the annual meeting will be answered during our virtual meeting, subject to time constraints. Questions pertinent to meeting matters that cannot be answered during the meeting due to time constraints will be posted online and answered at ir.donaldson.com. The questions and answers will be available as soon as practical after the meeting and will remain available until one week after the posting. We welcome ongoing engagement with our stockholders, so you can also submit information requests or find our contact information at ir.donaldson.com.

How do I vote if I hold stock through a Donaldson employee benefit plan?
We have added the shares of common stock held by participants in Donaldson’s employee benefit plan to the participants’ other holdings shown in their proxy materials. Donaldson’s employee benefit plan is the Donaldson Company, Inc. Retirement Savings and Employee Stock Ownership Plan.
If you hold stock through Donaldson’s employee benefit plan, voting your proxy using one of the first three methods above also serves as confidential voting instructions to the plan trustee, Fidelity Management Trust Company (“Fidelity”). Fidelity also will vote the shares allocated to individual participant accounts for which it has not received instructions, as well as shares not so allocated, in the same proportion as the directed shares are voted. Fidelity will vote your employee benefit plan shares as directed by you provided that your proxy vote is RECEIVED BY NOVEMBER 21, 2024.
If you participate in the Donaldson Dividend Reinvestment Program or in the Donaldson Employee Stock Purchase Program administered by the transfer agent, your shares in those programs have been added to your other holdings and are included in your proxy materials.

How do I vote my shares held in “street name” in a brokerage or bank account?
If your shares are held in a brokerage or bank account in your broker's name (street name), you should follow the voting directions provided by your broker or nominee. If you do so, your broker or nominee will vote your shares as you have directed.

What if I submit a proxy and then change my mind?
You may change or revoke your proxy at any time before it is voted at the meeting by using any of the following methods:
•    Send written notice of revocation to our Secretary;
•    Submit a properly signed proxy card with a later date;
•    Vote by phone or internet at a time following your prior phone or internet vote; or
•    Vote online during the virtual meeting as described above.
If your shares are held in a brokerage account in your broker’s name (street name), contact your broker or nominee for information on how to change or revoke your voting instructions and provide new voting instructions.

Who may attend the meeting?
All Donaldson stockholders of record as of the close of business on September 23, 2024, may attend.

How many shares must be present to conduct the meeting?
At least a majority of the shares outstanding as of the record date must be present to establish a quorum, which is necessary for the meeting to be valid. We will count you as present if you:
•    Have properly voted your proxy by phone, internet, or mailing of the proxy card;
•    Are present by attending the virtual meeting; or
•    Hold your shares in a brokerage account in your broker's name (street name) and your broker uses its discretionary authority to vote your shares on Item 3.

How will voting on any other business be conducted?
We do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement. If any other business is properly presented at the Annual Meeting, your shares will be voted by the holders of the proxies in their discretion.

Where do I find the voting results of the meeting?
We will publish the voting results in a Form 8-K to be filed with the SEC within four business days of the meeting.

How do I submit a stockholder proposal for next year's Annual Meeting?
If you wish to include a proposal in the Company’s Proxy Statement for its 2025 Annual Meeting of Stockholders, you must submit the proposal in writing so that it is received no later than June 4, 2025. Please send your proposal to Amy Becker, Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299.
Under our Bylaws, if you wish to nominate a director or bring other business before the stockholders at our 2024 Annual Meeting without having your proposal included in our proxy statement:
•    You must notify the Secretary in writing between July 25 and August 24, 2025.
•    Your notice must contain the specific information required in our Bylaws. If you would like a copy of our Bylaws, we will send you one without charge. Please send your written request to the Secretary at the address shown above.
In addition to satisfying the foregoing requirements, to comply with universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Board's nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than September 23, 2025.

SECURITY OWNERSHIP

The following table sets forth information as to entities that have reported to the SEC or have otherwise advised the Company that they are a “beneficial owner,” as defined by the SEC’s rules and regulations, of more than 5% of the outstanding common stock of the Company based on the number of shares of common stock outstanding on September 23, 2024.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group, Inc.	12,884,860(1)	10.7%
100 Vanguard Boulevard
Malvern, PA 19355

BlackRock, Inc.	10,954,890(2)	9.2%
50 Hudson Yards
New York, NY 10001

State Farm Mutual Automobile Insurance	9,600,103(3)	8.0%
One State Farm Plaza
Bloomington, IL 61710
_______________
(1)    Based on information provided in a Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group, an investment advisor ("Vanguard"). Vanguard reported that it has sole voting power of 0 shares, shared voting power over 45,771 shares, sole dispositive power over 12,710,324 shares and shared dispositive power over 174,536 shares.
(2)    Based on information provided in a Schedule 13G/A filed with the SEC on January 24, 2024 by BlackRock, Inc., a parent holding company ("BlackRock"). BlackRock reported that it has sole voting power over 10,963,000 shares, shared voting power over 0 shares, sole dispositive power over 10,954,890 shares and shared dispositive power over 0 shares.
(3) Based on information provided in a Schedule 13G/A jointly filed with the SEC on February 12, 2024 by State Farm Automobile Insurance Company, an insurance company ("SFAIC"), and certain of its subsidiaries and affiliates. SFAIC reported that it has sole voting power over 6,054,000 shares, shared voting power over 0 shares, sole dispositive power over 6,054,00 shares and shared dispositive power over 0 shares. State Farm Life Insurance Company, an insurance company (“SFLIC”), reported that it has sole voting power over 609,600 shares, shared voting power over 0 shares, sole dispositive power over 609,600 shares and sole dispositive power over 0 shares. State Farm Investment Management Corp., a registered transfer agent and investment advisor ("SFIMC"), reported that it has sole voting power over 36,517 shares, shared voting power over 0 shares, sole dispositive power over 36,517 shares and shared dispositive power over 0 shares. State Farm Insurance Companies Employee Retirement Trust (“SF Retirement Trust”) reported that it has sole voting power over 3,425,153 shares, shared voting power over 0 shares, sole dispositive power over 3,425,153 shares and sole dispositive power over 0 shares. SFAIC is the parent company of multiple wholly owned insurance company subsidiaries, including SFLIC. SFAIC is also the parent company of SFIMC, which serves as transfer agent and investment adviser to a Delaware business trust that is a registered investment company. SFIAC also sponsors State Farm Insurance Companies Employee Retirement Trust, a qualified retirement plan, for the benefit of its employees. SFAIC has established an investment department that is directly or indirectly responsible for managing or overseeing the management of the investment and reinvestment of assets owned by each entity that has joined in filing the Schedule 13G. The investment department is responsible for voting proxies or overseeing the voting of proxies related to the issuers' shares held by one or more entities that joined in the filing. Each insurance company included in the filing and SFIMC have established an investment committee that oversees the activities in managing that firm’s assets and the trustees of the qualified plans perform a similar role in overseeing the investment of each plan’s assets. Each of the reporting persons expressly disclaims beneficial ownership as to all shares as to which such person has no right to receive the proceeds of sale of the shares and disclaims that it is part of a group.

The following table shows information regarding the beneficial ownership of the Company’s common stock, as of September 23, 2024, by each director, each director nominee, each of the Named Executive Officers (“NEOs” as identified on page 30) and all current executive officers (“Officers”), directors and director nominees as a group. The shares listed in the table as beneficially owned include (i) shares over which a person has sole or shared voting power, or sole or shared power to invest or dispose of the shares, whether or not a person has any economic interest in the shares; (ii) deferred stock units that have vested and been deferred, as to which the beneficial owner has no voting or investment power; and (iii) shares subject to restricted stock units ("RSUs") that vest within 60 days of September 23, 2024 and options exercisable within 60 days of September 23, 2024. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares held by such beneficial owner, and the shares are not subject to any pledge.

Name of Beneficial Owner	Total Amount and Nature of Beneficial Ownership of Common Stock (1)(2)(3)(4)	Percent of Common Stock	Deferred Stock Units Included in Total Amount Column (3)	RSUs and Exercisable Options Included in Total Amount Column
Employee Director and Named Executive Officers
Amy C. Becker	239,150	*	312	187,934
Tod E. Carpenter	1,617,145	1.3	—	1,337,968
Richard B. Lewis	181,704	*	10,830	153,335
Scott J. Robinson	249,165	*	—	209,268
Thomas R. Scalf	272,106	*	—	237,702
Non-Employee Directors
Pilar Cruz	43,053	*	4,316	30,168
Christopher M. Hilger	14,263	*	3,651	4,735
Douglas A. Milroy	40,665	*	1,543	29,068
Willard D. Oberton	87,737	*	16,029	60,968
Richard M. Olson	7,051	*	—	4,468
James J. Owens	91,542	*	8,006	74,968
Ajita G. Rajendra	83,244	*	20,693	42,268
Trudy A. Rautio	99,689	*	16,152	74,968
Jacinth C. Smiley	7,051	*	—	4,468
Current Directors and Officers as a Group (17)	3,355,509	2.7	87,336	2,709,557
_______________
*Indicates less than 1% of our outstanding common stock
(1)    Includes all beneficially owned shares, including restricted shares, shares for non-employee directors held in trust, shares underlying the units listed under the Deferred Stock Units column and the shares underlying RSUs that vest, and options exercisable, within 60 days of September 23, 2024, as listed under the RSUs and Exercisable Options column.
(2)    Includes the following shares held in the Employee Stock Ownership and Retirement Savings Plan trust: Ms. Becker, 8,308 shares; Mr. Carpenter, 10,807 shares; Mr. Lewis, 3,700 shares; Mr. Robinson, 1,131 shares; Mr. Scalf, 70 shares; and all Directors and Officers as a Group, 37,229 shares. Voting of shares held in the Employee Stock Ownership and Retirement Savings Plan trust is passed through to the participants. Also includes the following shares held in the Deferred Compensation and 401(k) Excess Plan trust: Ms. Becker, 1,539 shares; Mr. Carpenter, 11,628 shares; Mr. Lewis, 819 shares; Mr. Robinson, 1,064 shares; Mr. Scalf, 0 shares; and all current Directors and Officers as a Group, 15,459 shares. Voting of shares held in the Deferred Compensation and 401(k) Excess Plan trust is passed through to the participants.
(3)    Deferred stock units held by Officers represent deferral of shares awarded under the Long-Term Compensation Plan under the 2010 and 2019 Master Stock Incentive Plans. The Officer has no voting or investment power over such units. Deferred stock units held by non-employee directors are held in the non-employee director's deferred stock account trust. Voting of such shares is passed through to the participants.
(4)    Includes 10,053 shares held in trust of which Mr. Milroy and his spouse are the trustees and beneficiaries.

ITEM 1: ELECTION OF DIRECTORS
The Bylaws of the Company provide that the Board shall consist of not less than 3 nor more than 15 directors and that the number of directors may be changed from time to time by the affirmative vote of a majority of the directors. The Board currently consists of 10 directors. Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office and the directors so chosen will hold office until the next election of the class for which such directors have been chosen and until their successors are elected and qualified. Directors are elected for a term of three years with positions staggered so that approximately one-third of the directors are elected at each Annual Meeting.
The directors with terms expiring at the 2024 Annual Meeting are Christopher M. Hilger, James J. Owens, and Trudy A. Rautio.
The Corporate Governance Committee and the Board reviewed and considered the qualifications and service of Christopher M. Hilger, James J. Owens, and Trudy A. Rautio and approved their nomination to stand for re-election to the Board.
Each of the nominees has agreed to serve as a director if elected. The Board has no reason to believe that any of the nominees will be unavailable or unable to serve, but in the event a nominee is not a candidate at the meeting, the persons named in the proxy intend to vote in favor of the remaining nominee or nominees and such other person or persons, if any, as they may determine.

Board Recommendation
The Board of Directors recommends that stockholders vote FOR the election of Christopher M. Hilger, James J. Owens, and Trudy A. Rautio for a three-year term expiring in 2027.

Information Regarding Directors
The director nominees and the directors whose term in office will continue after the meeting have provided information about themselves in the following section. SEC rules require us to briefly discuss the specific experience, qualifications, attributes, or skills that led the Board to conclude that each director nominee and director should serve on our Board of Directors. This discussion is provided in a separate paragraph following each director’s biography in the following sections.

Directors with Terms Expiring in 2024

Christopher M. Hilger
Age: 59 Director Since: 2021 Committees: •Corporate Governance •Human Resources
Biography
•Chairman, President and Chief Executive Officer of Securian Financial Group, Inc., an insurance company, since 2017
•Chief Executive Officer of Securian Financial from 2015 to 2017
•President of Securian Financial from 2012 to 2015

Qualifications
Chris Hilger brings to the Board his management and financial experience as Chairman, President and CEO of Securian Financial. After Chris joined Securian Financial in 2004, he progressed into positions of greater responsibility in distribution development, mergers and acquisitions and strategic planning. Chris serves on the board of the Federal Reserve Bank of Minnesota, he co-chairs the St. Paul Downtown Alliance and he is a member of the executive committee of the Minnesota Business Partnership. Chris has a Bachelor's degree in Finance from Indiana University.

Other U.S. Public Company Board Memberships (Current and Past Five Years)
•None

James J. Owens
Age: 60 Director Since: 2013 Committee: •Audit
Biography
•Retired President and Chief Executive Officer of H.B. Fuller Company, a leading global adhesives provider, in 2022
•President and Chief Executive Officer of H.B. Fuller Company, from 2010 to 2022
•Senior Vice President, Americas of H.B. Fuller Company in 2010
•Senior Vice President, North America of H.B. Fuller Company from 2008 to 2010

Qualifications
Jim Owens brings to the Board his extensive experience and expertise in global manufacturing businesses. He spent 22 years with National Starch’s adhesives business, a division of ICI (Imperial Chemical Industries Limited), in a variety of positions, including serving as Corporate Vice President and General Manager and as Vice President and General Manager of the Europe/Middle East and Africa adhesives business. Jim provides global leadership insights as well as public company board experience. Jim has a Bachelor’s degree in Chemical Engineering from the University of Delaware and an M.B.A. degree from The Wharton School, University of Pennsylvania.

Other U.S. Public Company Board Memberships (Current and Past Five Years)
•H.B. Fuller Company

Directors with Terms Expiring in 2024 (continued)

Trudy A. Rautio
Age: 71 Director Since: 2015 Committees: •Audit - Chair •Corporate Governance
Biography
•Retired from Carlson, a privately held global hospitality and travel company, in 2015
•President and Chief Executive Officer of Carlson from 2012 to 2015
•Executive Vice President and Chief Administrative Officer of Carlson from 2011 to 2012
•Executive Vice President and Chief Financial Officer of Carlson from 2005 to 2011

Qualifications
Trudy Rautio brings to the Board her leadership experience in her position as the former President and Chief Executive Officer of Carlson. Prior to her appointment as CEO, Trudy served as Executive Vice President and Chief Financial and Administrative Officer and has valuable experience in various categories, including business, financial, and information technology operations. Trudy has knowledge and experience leading global businesses and operations. Trudy currently serves on the Securian Financial Group, Inc., board. Trudy is a graduate of Bemidji State University and has an M.B.A. from the University of St. Thomas. In addition, she is a Certified Public Accountant (unlicensed) and Certified Management Accountant.

Other U.S. Public Company Board Memberships (Current and Past Five Years)
•Merlin Entertainments (2015-2019)

Directors with Terms Expiring in 2025

Douglas A. Milroy
Age: 65 Director Since: 2016 Committees: •Audit •Human Resources
Biography
•Former Chief Executive Officer and Chairman of G&K Services, Inc., a service-based provider of branded uniform and facility services programs
•Chief Executive Officer of G&K from 2009 to 2017 and Chairman from 2014 to 2017
•President, Direct Purchase and Business Development of G&K from 2006 to 2009

Qualifications
Doug Milroy brings to the Board his expertise, executive leadership experience and management of a public company. Doug has extensive global leadership experience in business-to-business organizations. Doug provides the Board valuable insight with respect to his experience with global operational, strategic and management matters. Doug has a Bachelor’s degree from the University of Minnesota and an M.B.A. from The Harvard Business School.

Other U.S. Public Company Board Memberships (Current and Past Five Years)
•None

Willard D. Oberton
Age: 66 Director Since: 2006 Lead Director Since: 2017 Committee: •Corporate Governance - Chair
Biography
•Retired from Fastenal Company, an industrial and construction supplies company, in 2021
•President of Fastenal from 2001 to 2012 and in 2015, Chief Executive Officer from 2002 to 2015 and Chairman from 2014 to 2021
•Chief Operating Officer of Fastenal from 1997 to 2002

Qualifications
Will Oberton brings to the Board strong business acumen and his public company expertise from leadership positions at Fastenal. Will served in various sales, operational, and management roles and provides valuable insight from this experience. Will was named 2006 CEO of the Year by Morningstar, Inc. Will is an experienced public company board member having served on Donaldson’s Board since 2006 and the Fastenal Board from 1999 to 2021. Will also serves on the Board of Wincraft Inc., a privately held company. Will has a Marketing degree from St. Cloud Technical and Community College.

Other U.S. Public Company Board Memberships (Current and Past Five Years)
•Fastenal Company (2014-2021)

Directors with Terms Expiring in 2025 (continued)

Richard M. Olson
Age: 61 Director Since: 2022 Committees: •Corporate Governance •Human Resources
Biography
•Chairman of Board of The Toro Company, a provider of outdoor maintenance and beautification products, since 2017 and President and Chief Executive Officer since 2016
•President and Chief Operating Officer of Toro from 2015 to 2016
•Group Vice President, International Business, Micro Irrigation Business and Distributor Development of Toro from 2014 to 2015
•Vice President, International Business of Toro from 2013 to 2014

Qualifications
Rick Olson brings to the Board his expertise as a public company leader at The Toro Company where he serves as Chairman of the Board, President and Chief Executive Officer. Since joining Toro in 1986, Rick has served in various leadership, operations and engineering positions and provides valuable insight from his experience. Rick serves on the Board of The Toro Foundation and the Board of Advisors of the University of Minnesota Carlson School of Management. Rick has a Bachelor’s degree in Industrial Technology from Iowa State University and an MBA from the University of Minnesota – Carlson School of Management.

Other U.S. Public Company Board Memberships (Current and Past Five Years)
•The Toro Company

Jacinth C. Smiley
Age: 56 Director Since: 2022 Committee: •Audit
Biography
•Executive Vice President and Chief Financial Officer of Hormel Foods Corporation, a global branded food company, since January 2022
•Group Vice President, Corporate Strategy of Hormel Foods from April 2021 to December 2021
•Vice President and Chief Accounting Officer of LyondellBasell Industries N.V., a plastics, chemicals and refining company, from 2018 to 2021
•Chief Financial Officer North America Region of General Electric Oil & Gas from 2014 to 2018
•Chief Financial Officer of General Electric Corporate, Licensing from 2012 to 2014
•Director of Financial Planning & Analysis of General Electric Capital, Equipment Finance from 2009 to 2012

Qualifications
Jacinth Smiley brings to the Board her executive leadership and public company expertise. Jacinth has significant public company financial experience as the CFO at Hormel Foods and from various other senior finance and accounting roles. Jacinth provides the Board valuable insight with respect to her experience leading growth and investment strategies. Jacinth has a Bachelor’s degree in Accounting from the University of Connecticut. In addition, she is a Certified Public Accountant.

Other U.S. Public Company Board Memberships (Current and Past Five Years)
•None

Directors with Terms Expiring in 2026

Tod E. Carpenter
Age: 65 Director Since: 2014 Committee: •None
Biography
•President and Chief Executive Officer of the Company since 2015 and Chairman since 2017
•Chief Operating Officer of the Company from 2014 to 2015
•Senior Vice President, Engine Products of the Company from 2011 to 2014
•Vice President, Europe and Middle East of the Company from 2008 to 2011
•Vice President, Global Industrial Filtration Systems of the Company from 2006 to 2008

Qualifications
Tod Carpenter brings to the Board a wealth of general management and global leadership experience. Tod joined Donaldson in 1996. Since then, his roles have included driving strategic growth initiatives, launching innovative proprietary products, and strengthening relationships with the Company’s key global customers. Tod has a Bachelor’s Degree in Manufacturing Technology from Indiana State University and an M.B.A. from Long Beach State University. Tod serves on the Boards of Donaldson since 2014 and AMETEK, Inc. since 2019.

Other U.S. Public Company Board Memberships (Current and Past Five Years)
•AMETEK, Inc.

Pilar Cruz
Age: 53 Director Since: 2017 Committee: •Audit
Biography
•Chief Sustainability Officer of Cargill, Incorporated, a provider of food, agriculture, financial and industrial products and services, since 2021
•President, Cargill Aqua Nutrition of Cargill from 2019 to 2021
•President, Cargill Feed and Nutrition of Cargill from 2017 to 2019
•Corporate Vice President, Corporate Strategy & Development of Cargill from 2015 to 2017
•Positions of increasing responsibility at Cargill Meats Central America and Cargill Meats Europe from 2011 to 2015

Qualifications
Pilar Cruz brings to the Board her experience and expertise in corporate strategy, management and global leadership. Pilar has gained this valuable experience from her various leadership and management roles at Cargill. Her global experience provides the Board with valuable insight with respect to strategic, operational and management matters. Pilar serves on the board of World Food Program USA, a non-profit organization. Pilar has a Bachelor’s Degree in Economics from Universidad de Los Andes in Bogotá, Colombia and an M.B.A. from the Ross School of Business at the University of Michigan.

Other U.S. Public Company Board Memberships (Current and Past Five Years)
•None

Directors with Terms Expiring in 2026 (continued)

Ajita G. Rajendra
Age: 72 Director Since: 2010 Committee: •Human Resources - Chair
Biography
•Retired from A. O. Smith Corporation, a global water technology company and manufacturer of residential and commercial water heating equipment, in 2020
•Executive Chairman of A. O. Smith Corporation from 2018 to 2020
•President of A. O. Smith Corporation from 2011 to 2018, Chief Executive Officer from 2013 to 2018 and Chairman from 2014 to 2018
•Positions of increasing responsibility at A. O. Smith from 2005 to 2013, including Executive Vice President from 2006 to 2011 and Chief Operating Officer from 2011 to 2013

Qualifications
Ajita Rajendra brings to the Board his public company leadership expertise and experience at A. O. Smith. Ajita has valuable manufacturing experience in various categories, including consumer durables, industrial products, and appliances. From his previous experience as the President of A. O. Smith Water Products Company, Ajita provides valuable insight to the Board on leading global businesses and negotiating acquisitions and joint ventures. Ajita is originally from Sri Lanka and received a Bachelor's degree in Chemical Engineering at the Indian Institute of Technology, Madras, India and an M.B.A. degree from Carnegie Mellon University.

Other U.S. Public Company Board Memberships (Current and Past Five Years)
•A. O. Smith Corporation
•The Timken Company

Director Dashboard - Current Nominees and Continuing Directors

CORPORATE GOVERNANCE
Corporate Governance Highlights

WHAT WE DO
•Majority independent directors on the Board and all committee members are independent
•Independent Lead Director with duties articulated in the Corporate Governance Guidelines
•Majority voting standard for the election of directors in uncontested elections
•Annual evaluations of the Board and each committee
•Board oversight of risk allocated among Board and committees, and includes Audit Committee oversight of technology systems and cybersecurity risks
•Human Resources Committee oversight of human capital management and corporate culture and Corporate Governance Committee oversight of sustainability, including environmental, social and political matters

•Single class of voting stock and each share is entitled to one vote
•Director may not be re-nominated after attaining age 75 or serving for 18 years, unless an exception is approved by the Board
•Directors limited to serving on a total of five public company boards or, in the case of a director serving as a CEO, a total of two public company boards
•Succession planning overseen by the Board, with additional succession and development reviews conducted by the Human Resources Committee
•Directors, Officers and other employees prohibited from hedging and pledging company stock
•Stock ownership guidelines for directors and Officers
•No poison pill

Board Oversight and Director Independence
Donaldson’s Board believes that a primary responsibility of the Board of Directors is to provide effective governance over Donaldson’s business. The Board selects the Chairman of the Board and the Chief Executive Officer, and monitors the performance of senior management to whom it has delegated the conduct of the business. The Board has adopted a set of Corporate Governance Guidelines to assist in its governance, and the complete text of Donaldson’s Corporate Governance Guidelines is available on our Investor Relations website, ir.donaldson.com under Governance - Governance Documents.
Our Corporate Governance Guidelines provide that a significant majority of our directors will be non-employee directors who meet the independence requirements of the NYSE. The Corporate Governance Guidelines also require that our Corporate Governance, Audit, and Human Resources Committees ("HR Committee") be comprised entirely of non-employee directors who meet all of the independence and experience requirements of the NYSE and SEC.
The Board has evaluated the transactions and relationships between each of our non-employee directors and the Company, including those companies where directors or nominees serve as an officer or served as an officer during a portion of fiscal 2024. All transactions and relationships were significantly below the thresholds described below and all involved only the ordinary course of business purchase and sale of goods and services at companies where directors serve as an officer. The table below describes the transactions and relationships the Board considered and, in each case, the amounts involved were less than the greater of $1 million or 2% of both our and the recipient’s annual revenues:

Director / Nominee	Entity	Transactions	% of Entity’s Annual Revenues in Each of the Last 3 years
Pilar Cruz	Cargill, Incorporated	We sell products to and purchase products from Cargill, Incorporated.	Less than 1%
Christopher M. Hilger	Securian Financial Group, Inc.	We purchase products from Securian Financial Group, Inc.	Less than 1%
Richard M. Olson	The Toro Company	We sell products to The Toro Company.	Less than 1%
Jacinth C. Smiley	Hormel Foods	We sell products to Hormel Foods.	Less than 1%

Based on this review and the information provided in response to annual questionnaires completed by each independent director regarding employment, business, familial, compensation, and other relationships with the Company and management, the Board has determined that every director and nominee for director (i) has no material relationship with Donaldson, (ii) satisfies all of the SEC and NYSE independence standards and (iii) is independent, with the exception of Tod Carpenter who is an employee director. The Board also has determined that each member of its Corporate Governance, Audit, and HR Committees is an independent director.

Policy and Procedures Regarding Transactions with Related Persons
Our Board, upon the recommendation of the Corporate Governance Committee, has adopted a written Related Person Transaction Policy. This policy delegates to our Audit Committee responsibility for reviewing and approving certain “related persons” that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any of the directors or Officers of the Company, certain stockholders and members of their immediate family.
Our Related Person Transaction Policy applies to transactions that involve a related person where we are a participant and the related person has a material direct or indirect interest and the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year. Certain types of transactions have been evaluated and pre-approved by the Board under the policy including:
•    Any transaction where the related person’s interest arises solely from being a stockholder and all stockholders receive the same benefit on a pro rata basis; and
•    Any transaction with another company at which a related person’s only relationship is as an employee, director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of (i) $500,000 or (ii) 1% of that company’s or Donaldson’s total annual revenues.
In determining whether to approve or, if prior approval could not reasonably be obtained, ratify, a related person transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms generally consistent with those available to an unaffiliated third party and the extent of the related person’s interest in the transaction. The transaction may only be approved or ratified if the Audit Committee determines that is not inconsistent with the interests of the Company and its stockholders. The Audit Committee may also condition approval or ratification on certain protective actions being taken or implemented.
Board Leadership Structure
Our Corporate Governance Guidelines provide for the roles of Chairman of the Board and Chief Executive Officer ("CEO"). The Board may, but is not required to, separate the offices of Chairman of the Board and CEO. This allows the Board to exercise its judgment to determine whether the roles should be separate or combined based on the Company’s needs and the Board’s assessment of the Company’s leadership at any point in time. Our Corporate Governance Guidelines provide that, whenever the position of Chairman is not held by an independent director, the Board will appoint an independent director to serve as Lead Director.
Tod Carpenter serves as both Chairman of the Board and CEO. Since the position of Chairman is not held by an independent director, the Board appointed Willard Oberton, the Chair of the Corporate Governance Committee, to serve as Lead Director. The Board believes that execution of the Company's vision and strategy is currently best served by having a single leader, and that the current CEO is well positioned to serve both roles, complemented by independent Board leadership through the independent Lead Director and independent Board committees.
The Board and its Corporate Governance Committee considered that all directors, other than Tod Carpenter, are independent, all Committees are comprised solely of independent directors, and the Board retains strong independent leadership through the independent Lead Director. The Lead Director’s duties include coordinating the activities of the independent directors, setting the agenda for and moderating executive sessions of the Board’s independent directors, and facilitating communications among the independent members of the Board. In performing these duties, the Lead Director is expected to consult with the Committee Chair of the appropriate Committee and solicit their participation in order to avoid diluting the authority or responsibilities of such Committee Chairs.

The independent directors meet in executive session at every Board and Committee meeting, and have the authority to ensure that the proper balance of power, authority, and transparency is maintained in all aspects of governance at the Company. We believe that our Board leadership structure effectively supports the risk oversight function of our Board.

Risk Oversight by Board of Directors
Our Board has responsibility for the oversight of risk management. The Board, either as a whole or through its Committees, regularly discusses with management the Company’s risk assessments and risk management procedures and controls.
The Audit Committee reviews the Company's strategies, processes, and controls with respect to risk assessment and risk management. Oversight of particular risks to the Company's business are allocated to the full Board and its Committees as summarized below. Our Board is kept abreast of the risk oversight efforts by its Committees through regular reports to the full Board by our Committee Chairs.
The Board and Audit Committee, as part of its independent oversight of key risks facing the Company, oversees cyber risk, information security and technological risk. Management provides regular updates on our approach to cybersecurity, including management’s actions to identify, assess, mitigate, and remediate material cybersecurity risks. The Board and Audit Committee separately receive reports from management, including the Chief Information Officer, on the Company’s cybersecurity programs, risk management and risk profile, and the status of programs to strengthen the Company’s cybersecurity posture.

Board of Directors Oversees Major Risks
• Strategic and competitive • Financial • Brand and reputational • Legal and regulatory • Operational • Cybersecurity • CEO succession planning • Geopolitical
Board Committees
Audit Committee Primary Risk Oversight	Human Resources Committee Primary Risk Oversight	Corporate Governance Committee Primary Risk Oversight
•Major financial and other business risk exposure
•Financial statement integrity and reporting
•Information security, technology, privacy and data protection
•Legal, regulatory, and compliance impacting financial statements and internal controls
•Internal controls
	•Executive Officer compensation policies and practices •Non-employee director compensation policies and practices •Succession planning •Diversity and inclusion	•Governance structure and processes •Legal and policy matters with potential significant reputational impact •Stockholder concerns (including corporate citizenship and sustainability)
Management Key Risk Responsibilities
•Business units and central functions identify and manage business risks	•Central functions design risk framework (including setting boundaries and monitoring risk appetite)	•Internal audit provides independent assurances on design and effectiveness of internal controls and governance processes

Meetings and Committees of the Board of Directors
The table below shows the current Chairs and membership of the Board and its Committees, the independence status of each Board member and the number of Board and Board Committee meetings held during fiscal 2024.

Director	Board of Directors	Audit Committee	Corporate Governance Committee	Human Resources Committee
Tod E. Carpenter*	C
Pilar Cruz	•	•
Christopher M. Hilger	•		•	•
Douglas A. Milroy	•	•		•
Willard D. Oberton	•		C
Richard M. Olson	•		•	•
James J. Owens	•	•
Ajita G. Rajendra	•			C
Trudy A. Rautio**	•	C	•
Jacinth C. Smiley**	•	•
Number of FY24 Meetings	6	7	2	3
C - Chair        • - Member    * - Non-Independent Director        ** - Audit Committee Financial Expert

Each director attended at least 75% of the aggregate of all meetings of the Board and its Committees on which they served during the year. It is our policy that directors are expected to attend our Annual Meeting. Last year, all individuals then serving as directors attended the Annual Meeting.
Each of the Board Committees has a written Charter, approved by the Board, establishing the authority and responsibilities of the Committee. Each Committee’s Charter is posted on our Investor Relations website, ir.donaldson.com, under Governance - Governance Documents.

Audit Committee Responsibilities

•	Selects and evaluates the independent registered public accounting firm and oversees its work.

•	Pre-approves all auditing services and permitted non-audit services to be performed by the independent registered public accounting firm, including related fees.

•	Reviews with management and the independent registered public accounting firm our annual audited financial statements and recommends to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K.

•	Reviews with management and the independent registered public accounting firm our quarterly financial statements and the associated earnings news releases.

•	Reviews with management and the independent registered public accounting firm significant reporting issues and judgments relating to the preparation of our financial statements, including internal controls.

•	Reviews with management and the independent registered public accounting firm our critical accounting policies and practices and major issues regarding accounting principles.

•	Reviews the Company’s strategies, processes, and controls with respect to risk assessment and risk management, and discuss major financial and other business risk exposure and risks related to security (including cybersecurity), technology, privacy and data protection.

•	Reviews the appointment, performance, and replacement of the internal audit director, and reviews the CEO’s and CFO’s certification of internal controls and disclosure controls.

•	Reviews the Company’s compliance system, including programs and procedures for the receipt, retention, and treatment of complaints regarding accounting, internal controls, and auditing matters.

•	Reviews and discusses generally disclosure and utility of non-GAAP measures and performance metrics, including how these measures are calculated or determined, whether they are consistently prepared and presented and how the Company's disclosure controls and procedures relate to the disclosure of such measures.

Audit Committee Expertise
In addition to meeting the independence requirements of the NYSE and the SEC, all members of the Audit Committee have been determined by the Board to meet the financial literacy requirements of the NYSE’s listing standards. The Board also has designated Trudy A. Rautio and Jacinth C. Smiley as Audit Committee financial experts as defined by SEC regulations.

Human Resources Committee Responsibilities

•	Reviews and approves the CEO’s compensation, leads an annual evaluation of the CEO’s performance, and determines the CEO’s compensation based on this evaluation.

•	Reviews and approves the Company's compensation plans for our Officers, as well as all equity-based plans based on delegation established by the Board.

•	Reviews and approves incentive compensation goals and performance measurements applicable to our Officers.

•	Reviews the Company’s compensation risk analysis.

•	Reviews and recommends that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement and Annual Report on Form 10-K.

•	Reviews and approves the compensation and benefit programs for non-employee directors.

•	Reviews and makes recommendation to the Board regarding the Company's leadership development and succession planning activities and process.

•	Oversees and monitors the Company's strategies and policies related to human capital management and corporate culture, including diversity and inclusion.

The HR Committee has the authority to retain independent compensation consultants to assist in the analysis of our executive compensation program. The HR Committee has engaged WTW as an independent compensation consultant to perform an annual benchmarking review of our executive compensation program and to be available for HR Committee meetings as needed. In its capacity as a compensation consultant to the HR Committee, WTW reports directly to the HR Committee and the HR Committee has sole authority to retain and terminate the consulting relationship.

Corporate Governance Committee Responsibilities

•	Reviews and establishes the process and criteria for the selection of director candidates and recommends director candidates for election to the Board.

•	Reviews and recommends the size and composition of the Board.

•	Reviews and recommends Committee structure including size, composition, and responsibilities of all Board Committees.

•	Reviews and recommends policies and procedures to enhance the effectiveness of the Board, including those in the Corporate Governance Guidelines.

•	Oversees the annual performance evaluation of the Board, its Committees, and management process.

•	Oversees the sustainability of the Company's business operations and practices regarding environmental, social, and political matters.

Corporate Governance Guidelines
Our Board has adopted a set of Corporate Governance Guidelines to assist it in carrying out its oversight responsibilities. These guidelines address a broad range of topics, including director qualifications, director nomination processes, term limits, Board and Committee structure and process, Board evaluations, director education, and conflicts of interest. The complete text of the guidelines is available on our Investor Relations website, ir.donaldson.com, under Governance - Governance Documents.

Security Trading and Information Disclosure Policy
We have adopted an insider trading policy that governs the purchase, sale and other disposition of the Company’s common stock by our directors, Officers and employees and certain of their family members and related parties, as well as transactions by the Company, that are reasonably designed to promote compliance with the insider trading laws, rules, and regulations, including applicable listing standards. The policy prohibits buying or selling the Company’s common stock while in possession of material non-public information about the Company and from disclosing (“tipping”) such information to others, except in limited circumstances described in the policy. The policy also prohibits trading and certain gift transactions during certain closed window period, subject to limited exceptions. The policy also prohibits trading on material non-public information learned through service to the Company regarding any other company.
The Company's insider trading policy also prohibits the Company’s directors, Officers and other employees and certain of their family members and related parties from short selling Company securities; engaging in transactions in puts, calls, or other derivative transactions relating to Company securities; holding Company securities in a margin account or pledging Company securities; and purchasing any financial instruments that are designed to hedge or offset any decrease in the market value of Company securities. The prohibitions apply to Company securities held directly or indirectly by the covered persons and their designees.

Code of Business Conduct and Ethics
All of our directors and employees, including our CEO, CFO, and other senior management, are required to comply with our Code of Conduct to help ensure that our business is conducted in accordance with the highest standards of legal and ethical behavior. Employees are required to bring any violations and suspected violations of the code to the Company's attention through management, the Company’s Compliance Committee, the Company’s legal counsel, or by using our confidential compliance helpline. Our toll-free U.S. compliance helpline number is 888-366-6031. Information on accessing the helpline from our international locations and the full text of our Code of Conduct are available on our website at www.donaldson.com, under About Us - Ethics & Compliance.

Board Composition
The Bylaws of the Company provide that the Board shall consist of not less than 3 nor more than 15 directors and that the number of directors may be changed from time to time by the affirmative vote of a majority of the directors. The Board has currently established the number of directors constituting the entire Board at 10.

Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office and the directors so chosen will hold office until the next election of the class for which such directors have been chosen and until their successors are elected and qualified. Directors are elected for a term of three years with positions staggered so that approximately one-third of the directors are elected at each Annual Meeting.

Director Commitments
Directors are encouraged to limit the number of other boards of directors on which they serve to ensure that, together with their other commitments, they maintain the ability to attend Board meetings and participate and serve as an effective director on our Board. Prior to joining another public company board of directors, directors must obtain approval of the Corporate Governance Committee. Our Corporate Governance Guidelines limit the number of public company boards a director may serve on to a total of five, provided that any director who is serving as an executive officer of a public company may not serve on more than two public company boards, in each case including our Board, and unless the Board approves an exception. In addition, prior to joining any other for-profit board, a director shall advise the Company's General Counsel and Chair of the Corporate Governance Committee and provide an opportunity for the Company to review the proposed directorship for any conflicts of interest or other governance or compliance considerations.

Director Selection Process
The Corporate Governance Committee generally identifies and recommends to the Board new directors through the following process:

Source Candidate Pool
The Corporate Governance Committee will consider candidates recommended by the current directors, Officers, director search firms, and our stockholders. Periodically, the Committee will engage with one or more search firms to assist in identifying qualified director candidate.

Evaluate Qualified Candidates
Assess candidates in accordance with our Bylaws, Corporate Governance Guidelines and applicable legal and regulatory requirements.	Evaluate candidates' qualifications, including experience as a chairman of a board of directors, a CEO or other senior management, and business expertise.	Consider candidates' diversity, including race, gender, national origin, differences of background, professional and global experience, education, and other individual qualities and attributes.	Review candidates' independence, ethical standards, records of accomplishment and ability to provide valuable perspectives and meaningful oversight.

Recommend and Nominate
The Corporate Governance Committee recommends to the Board, and the Board approves, director nominees who are best qualified to serve the interests of the Company and who possess the highest personal and professional ethics, integrity and values and are committed to representing the long-term interests of the stockholders.

Appoint or Elect to the Board
The Board, considering the Corporate Governance Committee's recommendation, appoints nominees as directors and recommends a slate of nominees to be presented for election at each Annual Meeting of Stockholders.

Stockholder Nominations and Recommendations of Director Candidates
Our Bylaws provide that if a stockholder proposes to nominate a candidate at the Annual Meeting, the stockholder must give written notice of the nomination to our Secretary in compliance with the applicable deadline for submitting stockholder proposals for the applicable Annual Meeting. Stockholders who wish to recommend a candidate for consideration should follow the same procedures.
The stockholder’s notice must set forth as to each nominee all information relating to the person whom the stockholder proposes to nominate that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).
The Corporate Governance Committee will evaluate director candidates recommended by stockholders in accordance with the same criteria for director selection as is described in under “Director Selection Process” above. No stockholders submitted director nominations in connection with the Annual Meeting.

Executive Sessions and Evaluations
Our independent directors meet in executive session without management present at each Board meeting. Likewise, all Board Committees regularly meet in executive session without management.

Board Evaluations
The Board recognizes that a routine evaluation process is an essential part of good corporate governance and board effectiveness. The Board and each Committee conduct an annual self-evaluation of their performance, with the following process:

Annual Self-Evaluation Process and Questionnaire
The Corporate Governance Committee reviews the self-evaluation process on a regular basis, including topics to be added to the self-evaluation questionnaires used to obtain feedback from directors. The questionnaires seek to obtain feedback about the Board, the Committees and their leadership in key areas of board practices designed to identify opportunities for improving Board and the Committee processes and effectiveness.

Self-Evaluation Feedback
Each director provides feedback on the topics addressed in the questionnaire for the Board and the Committees on which the director serves. The feedback received from individual directors is compiled, without attribution to the individual directors, and organized in a summary report.

Review and Discussion of Summary of Results
The summary of results from the self-evaluation questionnaires is reviewed and analyzed by the Chair of the applicable Committee and the Lead Director, and, in the case of the Board self-evaluation, the Lead Director and the Chairman of the Board. The Board and each Committee then review and discuss the summary in executive session without management present. The Chair of each Committee reports back to the full Board on the Committee self-evaluations.

Implement Recommendations
Any recommended process or other improvements resulting from the feedback and discussion are incorporated into the Board or Committee practices.

Communications with Directors
The Company’s compliance helpline is in place for our employees and others to direct their concerns to the Audit Committee, on a confidential and anonymous basis, regarding accounting, internal accounting controls, and auditing matters.
In addition, we have adopted procedures for our stockholders, employees, and other interested parties to communicate directly with the members of our Board. You may communicate by writing to the Chairman of the Board, the Chair of the Audit Committee, the Chair of the Corporate Governance Committee, the Chair of the HR Committee, the independent directors as a group, or the full Board, in the care of the office of the Secretary, Donaldson Company, Inc., MS 101, P.O. Box 1299, Minneapolis, MN 55440-1299.
Written communications about accounting, internal accounting controls, and auditing matters should be addressed to the Chair of the Audit Committee. Please indicate if you would like your communication to be kept confidential from management. The procedures for communication with the Board also are posted on our Investor Relations website, ir.donaldson.com, under Governance - Governance Documents.

Complaint-Handling Procedures
In accordance with federal law, the Audit Committee has adopted procedures governing the receipt, retention, and treatment of complaints regarding accounting, internal controls, and auditing matters. These procedures include a means for employees to submit concerns on a confidential and anonymous basis through the Company’s compliance helpline.

DIRECTOR COMPENSATION

Annual compensation for our non-employee directors is designed to attract and retain highly qualified leaders and to align with the long-term interests of our stockholders. Our non-employee director compensation is comprised of board retainers, committee chair retainers and equity awards as provided for under our Company’s Compensation Plan for Non-Employee Directors (the “Non-Employee Director Plan”).

Director Compensation Process
The HR Committee assists the Board in providing oversight of non-employee director compensation by engaging an independent executive compensation consultant to counsel on leading pay practices and governance.
As an independent executive compensation consultant, Willis Towers Watson ("WTW") assists the HR Committee in the review of non-employee director compensation. For fiscal 2024, WTW conducted a market assessment based on Donaldson's peer group consisting of 20 companies.
For 2024, the market assessment indicated that our non-employee director compensation program was slightly below the market. Based on the analysis by WTW, the Board increased the annual board retainer from $75,000 to $90,000 effective April 2024, and increased the annual equity value from $150,000 to $170,000 effective January 2025.

Director Compensation Program Elements
The non-employee director compensation program is comprised of annual retainers, annual equity awards, Committee member retainers, and Committee chair retainers as highlighted below:

Board Membership Compensation	Fiscal 2024	Fiscal 2023
Annual Board Retainer	$90,000 (1)	$75,000
Annual Equity Value	$150,000 (2)	$150,000
Annual Committee Chair Retainers
Audit Committee Chair	$22,000	$22,000
Human Resources Committee Chair	$15,000	$15,000
Corporate Governance Committee Chair	$15,000	$15,000
Lead Director Annual Retainer	$30,000	$30,000
______________
(1)     Annual board retainer increase effective April 2024.
(2)     Annual equity value will increase to $170,000 effective January 2025.

Annual Board Retainer
The non-employee director annual retainer is paid on a quarterly basis. All non-employee directors receive retainer payments in cash unless a director elects, prior to the year the retainer is paid, to defer all or a portion into the Non-Employee Director Plan. Our non-employee director compensation is more heavily weighted toward equity than cash. As a result, we do not believe any portion of the annual retainer needs to be automatically deferred.
New non-employee directors appointed to the Board during the fiscal year receive a prorated annual retainer based on the effective date of the director’s election to the Board.

Annual Equity Awards
Non-employee directors receive annual equity awards on the first business day following January 1st of each year. The total equity value is divided equally between stock option and restricted stock unit awards. A new non-employee director appointed to the Board during the fiscal year receives a prorated equity value based on the number of completed months served on the Board for that year.
    Stock Options
A stock option award represents 50% of each non-employee director’s total annual equity value. The number of stock options is calculated using the Black-Scholes option pricing model. Each stock option award has a ten-year term and vests over a three-year period in one-third increments beginning on the first anniversary of the grant date.
    Restricted Stock Units
RSU awards represent 50% of each non-employee director’s total annual equity value. The number of RSUs is determined based on the award value divided by the closing stock price on the date of grant. Directors receive dividend equivalent units with any quarterly dividends paid on the Company's common stock. Each RSU award, together with any associated dividend equivalent units, cliff vests 100% on the first anniversary of the grant date.

Deferred Compensation
The Company sponsors a non-qualified deferred compensation plan, as part of the Non-Employee Director Plan, that permits our non-employee directors to defer their annual retainers in one or more of the following methods:
•In cash on a deferred basis (deferred cash account); or
•In Company stock on a deferred basis (deferred stock account).

Any deferred cash amount will accrue interest equal to the ten-year Treasury Bond rate. The amounts in a deferred stock account will be credited with any quarterly dividends paid in the Company’s common stock. The Company contributes shares in an amount equal to the deferred stock accounts to a trust and a director is entitled to direct the trustee to vote all shares allocated to the non-employee director’s account. The common stock will be distributed to each non-employee director following retirement from our Board pursuant to the director’s deferral payment election. The trust assets remain subject to the claims of the Company’s creditors and are governed by the terms and conditions outlined in the trust agreement.

Stock Ownership Requirement
Non-employee directors are subject to a stock ownership requirement that must be achieved within five years of their election as a director. As of the end of fiscal 2024, each non-employee director who had been a director for five years had met his or her ownership requirement. Under the requirement, non-employee directors are required to own shares of Company stock with a value of at least $450,000 which was increased from $400,000 in fiscal 2024. For purposes of meeting the requirement, all shares of Company stock owned by the non-employee director and any in-the-money vested (unexercised) stock options less the exercise cost count as shares owned.

Fiscal 2024 Director Compensation
The following table outlines the compensation earned by our non-employee directors for the fiscal year ended on July 31, 2024.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2)(3) ($)	Option Awards (4) ($)	Total ($)
Pilar Cruz	41,250	119,019	75,933	236,202
Christopher M. Hilger	—	160,215	75,933	236,148
Douglas A. Milroy	82,500	77,748	75,933	236,181
Willard D. Oberton	112,500	92,790	75,933	281,223
Richard M. Olson	82,500	77,748	75,933	236,181
James J. Owens	—	160,215	75,933	236,148
Ajita G. Rajendra	97,500	77,748	75,933	251,181
Trudy A. Rautio	—	182,283	75,933	258,216
Jacinth C. Smiley	82,500	77,748	75,933	236,181
_____________
(1)    This column shows the board retainer as well as any applicable committee retainer and/or chair retainer for fiscal 2024 that each non-employee director has elected to receive in cash or deferred cash.
(2)    This column represents the aggregate grant date fair value of deferred stock awards and RSUs granted during fiscal 2024 computed in accordance with FASB ASC Topic 718. The grant date fair value of deferred stock awards and RSUs is equal to the closing price of a share of the Company's common stock on the date of grant. The deferred stock awards are comprised of all or a portion of compensation that the directors elected to defer in stock. Also included here are the 1,200 RSUs granted as part of the annual equity grant. The following table specifies the number of deferred stock awards granted quarterly and RSU awards granted on January 2, 2024 along with the grant date fair value of each award based on the closing market price of the stock on the grant date.
(3) As of July 31, 2024, each of the non-employee directors had the following number of deferred stock awards and RSUs outstanding:

Name	Deferred Stock Awards	Outstanding RSUs
Pilar Cruz	4,300	1,209
Christopher M. Hilger	3,637	1,209
Douglas A. Milroy	1,537	1,209
Willard D. Oberton	15,969	1,209
Richard M. Olson	—	1,209
James J. Owens	7,976	1,209
Ajita G. Rajendra	20,615	1,209
Trudy A. Rautio	16,091	1,209
Jacinth C. Smiley	—	1,209

(4) This column shows the aggregate grant date fair value of the stock option award granted during fiscal 2024 to our non-employee directors computed in accordance with FASB ASC Topic 718. Refer to Note 13 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2024 for our policy and assumptions made in the valuation of share-based payments. A stock option award of 3,700 options was granted to each non-employee director on January 2, 2024. The exercise price for these options was the closing market price of the stock on the grant date.

As of July 31, 2024, each of the non-employee directors had the following number of stock options outstanding:

Name	Exercisable	Unexercisable
Pilar Cruz	30,168	7,932
Christopher M. Hilger	4,735	8,065
Douglas A. Milroy	29,068	7,932
Willard D. Oberton	60,968	7,932
Richard M. Olson	4,468	7,932
James J. Owens	74,968	7,932
Ajita G. Rajendra	42,268	7,932
Trudy A. Rautio	74,968	7,932
Jacinth C. Smiley	4,468	7,932

EXECUTIVE COMPENSATION

Compensation Committee Report
The HR Committee of the Board, acting in its capacity as the compensation committee of the Company, has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on such review and discussions, the HR Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended July 31, 2024.

Submitted by the Human Resources Committee
Ajita G. Rajendra, Chair
Christopher M. Hilger
Douglas A. Milroy
Richard M. Olson

Compensation Discussion and Analysis
Summary
The Compensation Discussion and Analysis provides information on the Company’s executive compensation program and key elements of compensation awarded for fiscal 2024 to the following Named Executive Officers (“NEOs”) whose compensation is reported in the Summary Compensation Table on page 42:

Tod E. Carpenter, Chairman, President and Chief Executive Officer
Scott J. Robinson, Chief Financial Officer
Richard B. Lewis, President, Life Sciences (previously, President, Mobile Solutions for fiscal 2024)
Thomas R. Scalf, President, Enterprise Operations and Supply Chain
Amy C. Becker, Chief Legal Officer and Corporate Secretary

This Compensation Discussion and Analysis should be reviewed in conjunction with the tables and narratives that follow it.

Executive Compensation Program Principles
The HR Committee establishes and administers the Company’s compensation program for its Officers. Our executive compensation program is designed to support the Company's objective of creating long-term value through increasingly strong total return to stockholders. The key principles of the executive compensation strategy include:
•Aligning compensation to financial measures that balance both the Company’s annual and long-term financial results;
•Providing significant portions of total compensation in variable, performance-based programs to focus the attention of our Officers on driving and increasing stockholder value;
•Setting target total direct compensation based on an established proxy peer group (as recommended by an independent compensation consultant) and published market survey data;
•Establishing high stock ownership requirements for our Officers; and
•Providing competitive pay, which enables us to attract, retain, reward, and motivate top leadership talent by generally setting compensation elements around the median of the peer group data and size-adjusted general industry survey data.
The HR Committee believes the executive compensation program is a critical element for attracting and retaining a strong executive leadership team. The HR Committee also believes that the program design balances revenue and profit in a way that has contributed to the Company’s long history of delivering consistently strong return on invested capital.

Fiscal 2024 Performance Highlights
Fiscal 2024 was a record year for Donaldson Company – record sales, operating margin, and adjusted EPS. We surpassed $3.5 billion in sales, achieved adjusted operating margin of 15.4% and delivered adjusted EPS of $3.42, a 13% increase above prior year. Through mixed end-market conditions, the Donaldson team furthered our mission of Advancing Filtration for a Cleaner World by making progress on our strategic initiatives, including our 2030 ESG ambitions. We also continued our strategic investments including R&D of $94 million, a 17% increase over prior year, and net capital expenditures of $85 million for capacity and new products and technologies.
Our incentive programs for executives are tied to financial metrics based on Company performance. The following graphs summarize actual results versus the respective targets. Additional details, including pertinent adjustments, are provided beginning on page 35.

* Refer to the Annual Incentive section for more information on our financial results pertaining to incentive measures and applicable adjustments.

Fiscal 2024 sales results were below our target due to softening end-market conditions in Mobile Solutions and a slower than expected sales ramp up in Life Sciences. Fiscal 2024 earnings per share exceeded our target, driven by gross margin expansion and a lower-than-expected tax rate. We also had a favorable reduction in our Working Capital Days as we improved working capital efficiency.
We continue to deliver on our ongoing commitment to return cash to stockholders through dividends and share repurchases. Donaldson has paid a cash dividend every quarter for 68 years and increased the dividend every year for the past 28 years allowing us to maintain our position in the S&P High-Yield Dividend Aristocrats Index. To that end, in fiscal 2024, we paid $123 million in dividends, an increase from $114 million in fiscal 2023. In addition, we repurchased 2% of our shares outstanding for $163 million. In total, we returned approximately $286 million to stockholders during fiscal 2024.

2023 Say-on-Pay Results and Future Say-on-Pay Votes
A non-binding advisory vote regarding Say-on-Pay at the Company's 2023 annual stockholder meeting resulted in nearly 94% of shares cast in favor of our executive compensation. The HR Committee believes that this strong support by stockholders reinforces our executive compensation philosophy and the structure of our program, and confirms that it is in alignment with the long-term interests of our stockholders. Our Board has determined to provide our stockholders with an annual Say-on-Pay vote.

Benchmarking
The HR Committee assists the Board in providing oversight of executive compensation. The HR Committee reviews and approves our overall executive compensation philosophy, strategy, and policies. As part of the annual review and approval of all compensation for our Officers, the HR Committee takes into account competitive market analysis and recommendations by our CEO and Human Resources Department, and the independent compensation consultant. For more information on the HR Committee, refer to the Corporate Governance - Human Resources Committee section of this Proxy Statement.

Compensation Consultant
The HR Committee has the authority to retain an independent compensation consultant to assist in the analysis of our executive compensation program. The HR Committee is also assisted in performing its duties by our Human Resources Department and seeks input from the CEO on compensation recommendations for the CEO's direct reports. The HR Committee engaged WTW as its executive compensation consultant to advise the HR Committee on matters related to executive compensation for our Officers.

Competitive Market
The HR Committee considers a competitive market assessment when establishing executive compensation programs. The annual review entails an evaluation of pay practices and benchmarking of base salary, target annual and long-term incentives, and target total direct compensation for our Officers. The market assessment conducted by WTW included competitive market 25th, 50th and 75th percentile data for all Officers. WTW reviews Officer compensation recommendations made by management and participates in discussions at the July and September HR Committee meetings regarding those recommendations.

Company Peer Group
For benchmarking purposes, the HR Committee established a list of peer companies (“Peer Group”) based on size and complexity comparable to Donaldson. Key considerations in establishing, reviewing and updating the Peer Group are:
•Potential peer companies based on Donaldson’s current peer group, companies naming Donaldson as a peer, and ISS and Glass Lewis selected peers; and
•Revenue comparisons, industry considerations and other scope criteria such as global footprint.
At its July 2023 meeting, the HR Committee engaged WTW in a review and discussion of the Peer Group. No changes were made, and the Peer Group was used to benchmark fiscal 2024 compensation for our Officers. There were no changes to the Peer Group as approved by the HR Committee at its July 2024 meeting. Accordingly, the Peer Group below will be also used to benchmark fiscal 2025 compensation for our Officers.

Peer Group
AOS	A. O. Smith Corporation	LECO	Lincoln Electric Holdings, Inc.
AME	AMETEK, Inc.	NDSN	Nordson Corporation
CXT	Crane Company	PNR	Pentair plc
ESAB	ESAB Corporation	RRX	Regal Rexnord Corporation
FLS	Flowserve Corporation	SNA	Snap-On Inc.
GGG	Graco Inc.	SPXC	SPX Corporation
HUBB	Hubbell Inc.	TKR	The Timken Company
IDEX	IDEX Corporation	TTC	The Toro Company
ITT	ITT Inc.	WTS	Watts Water Technologies, Inc.
KMT	Kennametal Inc.	WWD	Woodward, Inc.

Executive compensation information for the Peer Group is limited to individuals identified in those companies' filings whose positions may or may not correspond to the roles held by, and responsibilities of, our Officers. Therefore, our Peer Group information is not the only source of data the HR Committee utilizes to determine compensation for our Officers. The HR Committee also uses survey data provided by WTW for positions where Peer Group compensation information is insufficient.

Executive Compensation Program Elements
The primary elements of our executive compensation program consist of base salary, annual cash incentive, long-term incentives, and benefits. The HR Committee believes each compensation element is supported by the principles described in the Executive Compensation Program Principles section. The following table provides a high-level overview of each element:

	Element	Description	Purpose
Fixed Pay	Base Salary	A fixed amount of compensation, paid in cash.	Provides a market competitive pay level for each Officer based on position, scope of responsibility, individual performance, and sustained performance.
	Benefits	Benefits package includes, but is not limited to, medical, dental, vision, life, accident, disability insurance, and qualified and non-qualified retirement plans.	Provides competitive benefits and the opportunity for employees to save for retirement. All employees qualify for the same benefits except for the non-qualified plans, which are available to individuals with earnings above the IRS annual compensation limit.
	Perquisites	Annual executive physical assessment.	Provides a holistic preventative approach to health management for our key leadership team to minimize disruption to the Company and protect the interest of our stockholders.
Performance-Based Pay	Annual Cash Incentive	A performance-based, annual incentive that is payable in cash based on achievement of key pre-determined financial goals for the applicable fiscal year financial plan as approved by the HR Committee of the Board.	Rewards Officers for their contributions toward the Company’s and business units' achievement of specific goals. This element focuses attention on the Company’s actual financial performance and represents approximately one-fifth to one-third of the performance-based variable component of total compensation.
	Stock Options (Long-Term Incentives)	Awards are time-based and vest ratably over three years beginning on the first anniversary of grant date. Awards are granted annually and represent 50% of the total long-term incentive value.	Aligns the interests of our Officers with those of our stockholders by providing value only if the price of our common stock appreciates.
Performance Stock Units (Long-Term Incentives)	Performance-based awards payable in shares of common stock based on achievement of predetermined three fiscal-year financial goals.

		Awards are granted annually and represent 50% of the total long-term incentive value.	Aligns a significant portion of each Officer's compensation to deliver long-term financial goals, encourages focus on long-term Company and business unit performance, and promotes retention.
Restricted Stock Units (Long-Term Incentives)	Awards are not part of the Officers' annual total compensation package and are granted on a discretionary basis based on business needs.

The HR Committee may grant an RSU award as part of the hiring of a new Officer, in recognition of a significant change in roles and responsibilities for an Officer, or as a retention vehicle for a current Officer.

		Awards generally vest over three years in one-third increments.	Aligns the interests of our Officers with those of our stockholders.

Compensation Mix at Target
It is a key principle of our executive compensation program that a significant portion of an Officer’s compensation is performance-based, and the performance-based compensation is proportionally increased based on position level in the Company. Our performance-based awards consist of the annual cash incentive and long-term incentives, which are issued 50% in the form of performance stock units ("PSUs") and 50% in the form of stock options. Below is the compensation mix at target awarded by the HR Committee for fiscal 2024 (values are rounded):
The Company’s financial results directly drive the actual total direct compensation paid to our NEOs. Based on fiscal 2024 Company performance and stock price increase, actual total direct compensation earned for the year was above the target levels established for our NEOs as shown in the table below.

	Fiscal 2024 Total Direct Compensation ("TDC")			Fiscal 2024 Performance-Based Incentive Plan Payout Achievement
Name	Target TDC (1) ($)	Actual TDC (2) ($)	Actual as % of Target TDC	Annual Incentive Plan (3)	PSU Awards (4)
Tod E. Carpenter	6,952,406	8,595,877	124%	117.81%	134.2%
Scott J. Robinson	2,311,267	2,774,797	120%	117.81%	134.2%
Richard B. Lewis	1,600,514	1,933,114	121%	130.55%	134.2%
Thomas R. Scalf	1,649,701	1,970,419	119%	117.81%	134.2%
Amy C. Becker	1,556,518	1,817,978	117%	117.81%	134.2%
_______________
(1)    Target TDC consists of base salary, target annual cash incentive for fiscal 2024, grant date fair value for the PSU award for the three-year period ended July 31, 2024, and the grant date fair value of the annual stock option award for fiscal 2024.
(2)    Actual TDC consists of earned base salary, annual cash incentive earned for fiscal 2024, PSU award payout value (based on July 31, 2024 closing stock price) for the three-year period ended July 31, 2024, and the grant date fair value of the annual stock option award for fiscal 2024.
(3)    Above target payout based on financial performance for fiscal 2024. Refer to the Annual Incentive section for additional information.
(4)    Above target payout based on financial performance for fiscal 2022-2024. Refer to the Long-Term Incentives section for additional information.

Base Salary
The HR Committee reviews Officers’ base salaries annually and may adjust them based on market competitiveness and individual performance. The following table outlines fiscal 2024 base salaries for our NEOs as approved by the HR Committee based on an analysis including a review of market data provided by WTW.

Name	Fiscal 2024 Base Salary	Fiscal 2023 Base Salary	Increase %	Fiscal 2024 Competitive Market Positioning
Tod E. Carpenter	$1,070,000	$1,070,000	0%	Within a reasonable competitive range
Scott J. Robinson (1)	$610,000	$560,000	8.9%	Within a reasonable competitive range
Richard B. Lewis	$500,000	$490,000	2.0%	Within a reasonable competitive range
Thomas R. Scalf	$500,000	$500,000	0%	Within a reasonable competitive range
Amy C. Becker (1)	$515,000	$485,000	6.2%	Within a reasonable competitive range
(1) The HR Committee approved the increases to Mr. Robinson's and Ms. Becker's base pay to align them with the competitive market data.

Annual Incentive
Each year, the HR Committee leverages competitive market data to establish the annual cash incentive target opportunities for Officers and to set the target incentive opportunities as a percentage of base salary. The individual incentive target opportunity for our NEOs for fiscal 2024 ranged from 70% to 120% of base salary.
Under our annual cash incentive plan, potential payouts range from 0% to 200% of the target incentive opportunity based on financial performance achievements at fiscal year-end.

Performance Goals. All performance measures and associated goals are approved by the HR Committee each year based on the Company's Board-approved financial plan for the applicable fiscal year. Consistent with fiscal 2022 and 2023, the performance ranges for maximum and threshold levels for all measures are +/-15% of the targets or -/+ 15% for Working Capital Days, an inverse measure.
Our fiscal 2024 annual incentive awards for Officers with corporate responsibility (Mr. Carpenter, Mr. Robinson, Mr. Scalf, and Ms. Becker) were based on Company net sales, Company adjusted diluted earnings per share ("EPS") and Company Working Capital Days. The fiscal 2024 annual incentive award for Mr. Lewis was based on adjusted diluted EPS for the whole Company and net sales, net operating profit and working capital days for Mobile Solutions. Similar to fiscal 2023, for the fiscal 2024 annual incentive plans, Working Capital Days is one of the financial measures. Working Capital Days is precisely aligned with the Company’s annual incentive program with the near- and mid-term need to improve working capital efficiency following the volatility created by the pandemic recovery and associated disruptions in the global supply chain. Working Capital Days performance is evaluated using the Cash Conversion Cycle ("CCC"), which measures the time it takes for the Company to convert investments in raw materials and production into revenue, and then collect the cash payment from customers. The CCC is calculated using the industry-standard approach of adding the days inventory outstanding and days sales outstanding, less the days payable outstanding.
For fiscal 2024, our annual incentive plan for Officers was reviewed and approved by the HR Committee at its September 2023 meeting. The plan provided that incentive targets and achievement can exclude items related but not limited to changes in tax laws, accounting rule changes, material restructurings and acquisitions, if approved by the HR Committee.
The table below describes performance targets and actual results for fiscal 2024. The calculated actual results below reflect adjustments as reported externally for the footprint and cost optimization program; as approved by the HR Committee. Diluted EPS - Incentive was calculated as the Company's consolidated diluted EPS, increased by $0.04 to exclude pre-tax charges of $6.4 million related to the restructuring and other charges. No adjustments were made to the other incentive measures.

Fiscal 2024 Performance Measures	Weighting	Threshold	Target	Maximum	Actual	Actual as a % of Target (1)
Company Net Sales	30%	$3.113 billion	$3.663 billion	$4.212 billion	$3.586 billion	91.65%
Company Diluted EPS - Incentive (2)	50%	$2.78	$3.27	$3.76	$3.42	130.61%
Company Working Capital Days	20%	93	81	69	78	125.00%
Mobile Solutions Net Operating Profit (3)	45%	$321,568	$378,315	$435,062	$404,550	146.23%
Mobile Solutions Net Sales (3)	20%	$1.947 billion	$2.290 billion	$2.634 billion	$2.251 billion	93.15%
Mobile Solutions Working Capital Days (3)	15%	91	79	67	75	133.33%
_______________
(1)    Represents payout results as a percentage of target prior to applying the respective weighting for each measure.
(2)    The Company Diluted EPS - Incentive measure, which is defined and calculated in accordance with the paragraph preceding the table, applied to all Officers.
(3)    The fiscal 2024 performance metrics for Mr. Lewis were weighted as follows: 20% to Company Diluted EPS - Incentive, 45% to Mobile Solutions Net Operating Profit, 20% to Mobile Solutions Net Sales, and 15% to Mobile Solutions Working Capital Days.

Award Calculation Methodology. For each performance measure, a payout multiplier from 0% to 200% of the target incentive award amount is based on the level of achievement. The overall fiscal 2024 calculation methodology for corporate Officers and payout design are illustrated below. This was modified for Mr. Lewis to include the Mobile Solutions metrics as described in footnote 3 to the table above.

Target Incentive Award Amount				Financial Performance Payout %						Annual Incentive Payout

			X						=
Base Salary	x	Target Incentive Percentage		Net Sales - Incentive Achievement	+	Diluted EPS - Incentive Achievement	+	Working Capital Days Achievement

				↑		↑		↑
				Payout Model (1)		Payout Model (1)		Payout Model (1)
				x		x		x
				30% Measure Weighting		50% Measure Weighting		20% Measure Weighting

____________________
(1)    0% payout if achievement is below threshold performance
    40% of target incentive payout if achievement is at threshold performance
    100% of target incentive payout if achievement is at target performance
    200% of target incentive payout if achievement is at maximum performance
    Payout will be interpolated when achievement level is between any of the predetermined performance levels outlined above.

Payouts. Based on the financial performance achievement level for fiscal 2024, actual payouts for our NEOs ranged from 117.81% to 130.55% of target. The overall annual incentive payment for each NEO is set forth below.

Name	Target Award as a % of Base Salary	Target Award ($)	Actual Payout ($)
Tod E. Carpenter	120%	1,284,000	1,512,680
Scott J. Robinson	75%	457,500	538,981
Richard B. Lewis	70%	350,000	456,925
Thomas R. Scalf	70%	350,000	412,335
Amy C. Becker	70%	360,500	424,705

Long-Term Incentives
The long-term incentives plan design includes a mix of 50% PSUs and 50% non-qualified stock options, which are tied to our common stock to align the interests of our Officers to those of our stockholders. On an annual basis, the HR Committee determines the long-term incentive values for each Officer based on market data provided in the analysis prepared by WTW.
During fiscal 2024, the following long-term incentive awards were granted to our NEOs:

Name	PSU Award ($)	Stock Option Award ($)
Tod E. Carpenter	2,547,482	2,549,106
Scott J. Robinson	698,022	699,680
Richard B. Lewis	423,586	425,481
Thomas R. Scalf	423,586	425,481
Amy C. Becker	399,722	400,898

The PSU awards for the fiscal 2024-2026 performance cycle (August 1, 2023 through July 31, 2026) were approved at the September 2023 HR Committee meeting. The annual stock option awards were granted on September 21, 2023, vest ratably over three years and have an exercise price of $59.66, the closing stock price on the date of the grant.

Performance Stock Units. Our PSU awards were previously granted under a Long-Term Compensation Plan, which was a sub-plan under our 2010 Master Stock Incentive Plan and we sometimes refer to the PSUs as Long-Term Compensation Plan (or LTCP) awards. Our PSUs link a significant portion of the pay-at-risk component of our Officers' total compensation to the achievement of predetermined levels of the Company's long-term financial performance. The PSU award represents approximately one-half of the total long-term incentive value. Each award measures performance over a three fiscal-year period, and a new three-year performance cycle is established annually. The payout is based on the attainment of predetermined financial performance goals with earning opportunities ranging from 0% to 200% of the target award value. This award is paid out in Company stock to further strengthen the alignment between the interests of our Officers and those of our stockholders.
Based on competitive market data, the HR Committee establishes new awards, including the financial performance objectives, the award matrix, and payout targets (the number of performance units), for our Officers annually. The target number of performance units is based on that award value divided by the Company's closing stock price on the date of grant.
The PSUs utilize two equally-weighted performance measures that the HR Committee believes are key to the creation of stockholder value: growth in net sales and return on invested capital ("ROI"). These targets are approved by the HR Committee at the beginning of each performance cycle based on a three-year growth projection. The HR Committee believes it is a key objective for the Company to maintain a certain level of ROI for our stockholders. The ROI threshold performance level must be achieved to deliver a payout. Therefore, a payout range between 10% and 50% of target is available based on achievement of predetermined threshold ROI results and below threshold attainment for net sales.
The PSU performance measures and financial targets are approved by the HR Committee at the beginning of each performance cycle. The performance results may be subject to certain adjustments, depending on their materiality or otherwise as determined appropriate by the HR Committee. The performance targets and actual achievements for the fiscal 2022-2024 performance cycle are set forth below:

Fiscal 2022-2024 Performance Measures	Target	Actual	Payout Achievement
Company Net Sales - Incentive	$9,663,018	$10,323,733	134.2%
Company ROI - Incentive	18.9%	18.9%

The PSU payouts are based on the position the NEO held at the beginning of the cycle and the length of time in that role. Target awards and actual payouts for the cycle ended July 31, 2024 for our NEOs were:

Fiscal 2022-2024 PSU Cycle	Mr. Carpenter	Mr. Robinson	Mr. Lewis	Mr. Scalf	Ms. Becker
Target Shares	34,500	9,300	5,500	6,300	4,800
Actual Share Payout	46,299	12,481	7,381	8,455	6,442

Stock Options. The HR Committee grants non-qualified stock option awards to our Officers annually. Stock options represent approximately one-half of the long-term incentive value as approved by the HR Committee. Each stock option award has a ten-year term and vests over three years in one-third increments beginning on the first anniversary of the grant date. Stock options can provide compensation when they vest if the market price exceeds the exercise price, which is the market closing price on the date of the grant.

Restricted Stock Units. Donaldson may grant RSUs to Officers on a limited basis in connection with a competitive hiring offer, recognition of a significant change in roles and responsibilities, and/or as a retention vehicle. RSU awards generally vest over three years in one-third increments beginning on the first anniversary of the grant date. Award recipients are eligible to accrue dividend equivalent units during the vesting period. All dividend equivalent units are subject to the same vesting condition as the underlying RSUs. None of the NEOs received an RSU award in fiscal 2024.

Benefits
We provide a competitive total rewards program to our Officers, including indirect compensation such as health and welfare benefits and retirement benefits. The following benefits are provided to our Officers.

Health and Welfare Benefits. Our U.S. Officers participate in the same health and welfare programs as all other Company U.S. salaried employees.

Retirement Benefits. Our U.S. Officers participate in the following retirement plans, which are provided to most other Company U.S. salaried employees:
•Retirement Savings and Employee Stock Ownership Plan is a defined contribution plan designed to meet the requirements of a qualified plan under ERISA and the Internal Revenue Code and to encourage our employees to save for retirement. All U.S. employees are eligible to participate in this plan. Eligible participants can contribute up to 50% of their total cash compensation on a pretax or after-tax basis, or a combination of both, subject to annual IRS deferral limits. The Company match is 100% of the first 3% of compensation that a participant contributes plus 50% of the next 2% of compensation that a participant contributes. Participants who contribute to the plan are eligible to receive the Company match. Most participants are also eligible for the annual Company contribution that equals 3% of a participant's total compensation.
•Salaried Employees’ Pension Plan is a defined benefit pension plan that provides retirement benefits to eligible U.S. employees through a cash balance benefit. It is designed to meet the requirements of a qualified plan under ERISA and the Internal Revenue Code. See the Pension Benefits Table and narrative for more information on this plan. Effective August 1, 2016, employees no longer accrue Company contribution credits under the plan.

Executive Benefits. The Company also provides the following benefit plans to our Officers to compete for key executive talent:
•Deferred Compensation and 401(k) Excess Plan
•Excess Pension Plan (as of August 1, 2016, employees no longer accrue Company contribution credits)
For details on these plans, refer to the Pension Benefits Table and narrative and the Non-Qualified Deferred Compensation Table and narrative.

Perquisites
We provide the following benefits to our Officers to enhance competitive advantage for the organization as well as to minimize business disruptions.

Executive Education. Select Officers leading major business segments or functions are eligible for selection to participate in an advanced management program as an important tool to further develop top leadership talent. Executive education offers our Officers comprehensive training and enhances knowledge that can be translated into new organizational capabilities. This type of leadership development is also aimed at fostering employee engagement and increasing our talent pipeline.

Executive Physical. All Officers are eligible for an annual executive physical with an approximate value of $5,000 to cover a health and wellness assessment. The purpose of this program is to provide our key leadership team with a holistic preventative approach to health management to minimize disruption to the Company and protect the interest of our stockholders.
Except for the annual executive physical and executive education programs, we do not offer any other perquisites to executives that are not available to our employees.

Management Change in Control Severance Plan
The Company had entered into a "double trigger" Change in Control Agreement (“CIC Agreement”) with each of our Officers. As of August 1, 2023, our Officers transitioned to our Management Change in Control Severance Plan (“CIC Plan”). The CIC Plan transitioned the terms of the existing individual agreements over to a plan format and aligned all non-CEO Officers to the same severance benefits levels that applied to most of those Officers. We do not have any other employment contracts with our NEOs. The change in control arrangements are designed to:
•Allow our Officers to take actions in the best interests of our stockholders without the personal distraction that could arise in connection with an anticipated or actual change in control
•Provide for a stable work environment by alleviating the financial impact of termination of employment

•Assure that we will have the continued dedication of our Officers by diminishing the loss of key leaders that may occur as a result of personal uncertainties and risks
Additional information regarding our CIC Plan is provided in the Potential Payments Upon Termination or Change in Control section beginning on page 49.

Compensation Recovery Policy
We previously maintained a compensation recovery policy covering recovery of bonuses and equity compensation received by executive officers under certain circumstances. In light of the incentive compensation recovery rules and NYSE listing standards that became last year, we timely adopted a mandatory compensation recovery policy (the “Mandatory Compensation Recovery Policy”), as well as a supplemental compensation recovery policy (the "Supplemental Compensation Recovery Policy").
The Mandatory Compensation Recovery Policy applies to all incentive-based compensation, which is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, received by Section 16 officers of the Company. This policy provides that, in the event of an accounting restatement due to material noncompliance with any financial reporting requirement, the Company will recover the amount of the erroneously awarded compensation, which is the excess of the amount of incentive-based compensation received by current and former executive officers during the three completed fiscal years immediately preceding the required restatement date over the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts.
The Supplemental Compensation Recovery Policy covers any employee with a position of vice president or above of our Company (“Management Employees”). This policy extends the accounting restatement recovery provision described above to our Management Employees, subject to discretion of our HR Committee. In addition, this policy provides that if a Management Employee engages in “misconduct,” the HR Committee will determine the amount of any incentive, equity or severance compensation granted to, vested or earned by the employee in the prior three years to be recovered. Misconduct occurs when an employee violates a law or Company policy that has caused or is reasonably likely to cause significant financial or reputational harm to the Company, including through a failure to manage or monitor conduct or risks. We previously maintained a compensation recovery policy covering recovery of bonuses and equity compensation received by executive officers under certain circumstances.

Stock Ownership Requirements
The HR Committee has established above-market stock ownership requirements for our Officers. This requirement links a significant portion of their personal holdings to the Company’s long-term success and further aligns Officers' interests to those of our stockholders. The stock ownership requirement is determined to be within the market practice of our Peer Group and other companies of similar size.

Position	Donaldson Stock Ownership Requirement	Common Market Practice on Stock Ownership Requirement
CEO	10 times base salary	5 times base salary
CFO & Business Presidents	5 times base salary	3 times base salary
All Other Officers	3 times base salary	1 time base salary

The HR Committee defines ownership as follows:
•All shares of Company stock owned by an Officer;
•Unvested restricted stock less assumed tax withholding rate; and
•In-the-money vested (unexercised) stock options less the exercise cost and assumed tax withholding rate. In-the-money stock options are included to ensure that our Officers are provided with the greatest upside potential and downside accountability to our stock price.

Officers are expected to meet their ownership requirement within five years of being named an Officer for one of the position levels outlined above. As of the end of fiscal 2024, all the current NEOs have satisfied their stock ownership requirement.

Tax Considerations
Section 162(m) of the Internal Revenue Code imposes a limit of $1 million in compensation per year on the amount public companies may deduct with respect to certain officers. Prior to the Tax Cuts and Jobs Act ("Tax Act"), the Company was able to deduct most of its performance-based executive compensation pursuant to an exception that was repealed by the Tax Act. While the Tax Act significantly reduces the amount of compensation we can deduct under Section 162(m) of the Internal Revenue Code, our performance-based programs remain central to our compensation program and the HR Committee continues to believe that stockholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted even though some compensation awards may have resulted in the past, and are expected to result in the future, in non-deductible compensation expense to the Company.
The HR Committee designs and administers our equity compensation, our non-qualified deferred compensation, and the CIC Plan to be in compliance with Section 409A of the Internal Revenue Code, the federal tax rules affecting non-qualified deferred compensation.

Compensation Risk Analysis
The Company has reviewed and assessed the risks arising from its compensation plans and determined there were no material changes. The findings have been reported to the HR Committee. Additionally, WTW completed an assessment of executive compensation programs and determined that Donaldson's executive compensation programs, policies, and practices do not present a material risk to the Company. In making this determination, the compensation mix for our officers along with the various risk control features of our programs, including balanced performance targets, stock ownership guidelines, and appropriate incentive caps were considered.

Summary Compensation Table
The following table summarizes compensation awarded to or earned by individuals who served as Chief Executive Officer and Chief Financial Officer during fiscal 2024 and each of the other three most highly compensated Officers who served in such capacities as of July 31, 2024.

Name and Principal Position	Year	Salary (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (5) ($)	All Other Compensation (6) ($)	Total ($)
Tod E. Carpenter	2024	1,070,000	2,547,482	2,549,106	1,512,680	69,745	92,455	7,841,468
Chairman, President and	2023	1,063,846	2,300,228	2,299,764	1,281,073	53,808	182,888	7,181,607
Chief Executive Officer	2022	1,025,385	2,049,300	2,050,553	1,653,326	—	265,382	7,043,946

Scott J. Robinson	2024	602,308	698,022	699,680	538,981	—	72,674	2,611,665
Chief Financial Officer	2023	556,923	651,392	649,327	419,043	—	79,965	2,356,650
	2022	536,923	552,420	549,662	541,745	—	87,245	2,267,995

Richard B. Lewis	2024	498,462	423,586	425,481	456,925	28,427	58,471	1,891,352
President, Life	2023	483,846	376,586	375,029	344,458	—	61,808	1,641,727
Sciences(7)	2022	440,000	326,700	324,671	391,260	—	58,329	1,540,960

Thomas R. Scalf	2024	500,000	423,586	425,481	412,335	64,211	64,063	1,889,676
President, Enterprise	2023	497,692	402,031	399,824	349,202	11,578	71,038	1,731,365
Operations & Supply Chain	2022	482,692	374,220	374,511	468,467	—	110,432	1,810,322

Amy C. Becker	2024	510,385	399,722	400,898	424,705	43,009	65,951	1,844,670
Chief Legal Officer and	2023	481,154	351,141	350,234	338,726	12,663	64,462	1,598,380
Corporate Secretary	2022	453,077	285,120	287,647	399,955	—	112,713	1,538,512

_____________
(1)    This column represents base salary earned by the NEOs for the reported fiscal years. The amounts reflect any applicable cash compensation deferred at the election of the NEOs under the Deferred Compensation and 401(k) Excess Plan. For more information on the Deferred Compensation and 401(k) Excess Plan, see the Non-Qualified Deferred Compensation section.
(2)    This column represents the aggregate grant date fair value of PSU awards granted during the fiscal year for our NEOs and does not reflect compensation actually received by the NEOs. The performance award grant date fair value is based on the outcome of the performance conditions at the target payout under each award included in the column. The aggregate grant date fair value is computed in accordance with FASB ASC Topic 718. Assuming achievement of the maximum 200% of target performance, the value of the PSU awards for the fiscal 2024-2026 cycle would be: Mr. Carpenter, $5,094,964; Mr. Robinson, $1,396,044; Mr. Lewis, $847,172; Mr. Scalf, $847,172; and Ms. Becker, $799,444.
    Refer to Note 13 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2024 for our policy and assumptions made in the valuation of share-based payments.
(3)    This column represents the aggregate grant date fair value of stock option awards granted during the fiscal year under the Company’s 2019 Master Stock Incentive Plan. These amounts were calculated in accordance with FASB ASC Topic 718. Refer to Note 13 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2024 for our policy and assumptions made in the valuation of share-based payments. The grant price for annual stock option awards was the closing stock price on the date of grant.
(4)    This is the amount earned under our Annual Cash Incentive Plan as described in the Compensation Discussion and Analysis. Our NEOs can elect to defer all or a portion of their annual cash incentive to the Deferred Compensation and 401(k) Excess Plan.
(5)    This column includes the annual change, if positive on an aggregate basis, in the value of our NEOs' pension benefits for the following plans:
•Salaried Employees’ Pension Plan
•Excess Pension Plan

(6)    The All Other Compensation amounts for fiscal 2024 included the following:

Name	Retirement Contributions (a) ($)	Life Insurance (b) ($)	Executive Physical (c) ($)	Total ($)
Tod E. Carpenter	83,732	4,644	4,079	92,455
Scott J. Robinson	70,352	2,322	—	72,674
Richard B. Lewis	52,324	1,242	4,905	58,471
Thomas R. Scalf	59,444	2,322	2,297	64,063
Amy C. Becker	58,919	3,039	3,993	65,951
______________
a.This includes the Company match to the Retirement Savings and Employee Stock Ownership Plan as well as the Deferred Compensation and 401(k) Excess Plan.
b.The imputed income on the Company-provided basic life insurance in excess of $50,000.
c.The imputed income for health assessments that are not covered through regular medical insurance offered by the Company.
(7)     Mr. Lewis served as President, Mobile Solutions during fiscal 2024 and was appointed President, Life Sciences, effective August 1, 2024.

Fiscal 2024 Grants of Plan-Based Awards Table
This table provides information regarding all plan-based awards granted to our NEOs during fiscal 2024 as follows:
•Fiscal 2024 annual cash incentive pursuant to the Annual Cash Incentive Plan;
•PSU awards for the three-year performance cycle (fiscal 2024-2026); and
•Annual stock options granted during fiscal 2024.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name and Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Tod E. Carpenter
Annual Cash Incentive		513,600	1,284,000	2,568,000
PSU Awards	9/21/2023				4,270	42,700	85,400			2,547,482
Annual Stock Option (3)	9/21/2023							134,800	59.66	2,549,106
Scott J. Robinson
Annual Cash Incentive		183,000	457,500	915,000
PSU Awards	9/21/2023				1,170	11,700	23,400			698,022
Annual Stock Option (3)	9/21/2023							37,000	59.66	699,680
Richard B. Lewis
Annual Cash Incentive		140,000	350,000	700,000
PSU Awards	9/21/2023				710	7,100	14,200			423,586
Annual Stock Option (3)	9/21/2023							22,500	59.66	425,481
Thomas R. Scalf
Annual Cash Incentive		140,000	350,000	700,000
PSU Awards	9/21/2023				710	7,100	14,200			423,586
Annual Stock Option (3)	9/21/2023							22,500	59.66	425,481
Amy C. Becker
Annual Cash Incentive		144,200	360,500	721,000
PSU Awards	9/21/2023				670	6,700	13,400			399,722
Annual Stock Option (3)	9/21/2023							21,200	59.66	400,898
_______________
(1)    The Threshold, Target, and Maximum represent the range of potential payments for fiscal 2024 under the Annual Cash Incentive Plan described in the Compensation Discussion and Analysis based on the NEOs’ base salary as of July 31, 2024. The threshold amount reflects payment at threshold performance achievement across all applicable financial goals. The amount actually earned and paid out is based on the attainment of pre-established performance goals and is reflected in the Summary Compensation Table.
(2)    The Threshold, Target, and Maximum represent the range of payments under the PSU awards described in the Compensation Discussion and Analysis. The amounts in these columns reflect shares of stock and are based on the attainment of pre-established three fiscal-year performance goals.
(3)    The annual stock option awards were granted to our NEOs on September 21, 2023 as described in the Compensation Discussion and Analysis. These grants were approved by the HR Committee at its September 2023 meeting. All options were granted with an exercise price equal to the closing stock price of the Company’s common stock on the date of the grant and vest in three equal annual installments beginning on the first anniversary of the grant date.

Outstanding Equity Awards at 2024 Fiscal Year-End
The following table summarizes the equity awards held by our NEOs as of the last day of fiscal 2024.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested (2) ($)
Tod E. Carpenter
Stock Options	1/30/2015	55,000	—	36.56	1/30/2025
	12/17/2015	160,500	—	28.00	12/17/2025
	12/16/2016	166,500	—	42.72	12/16/2026
	9/22/2017	150,500	—	45.43	9/22/2027
	9/21/2018	152,000	—	59.18	9/21/2028
	9/26/2019	178,600	—	51.61	9/26/2029
	9/24/2020	187,000	—	46.06	9/24/2030
	9/23/2021	96,001	47,999	59.40	9/23/2031
	9/22/2022	49,467	98,933	50.89	9/22/2032
	9/21/2023	—	134,800	59.66	9/21/2033

PSUs
8/1/22 - 7/31/25						45,200	3,381,864
8/1/23 - 7/31/26						42,700	3,194,814
Scott J. Robinson
Stock Options	9/21/2018	39,000	—	59.18	9/21/2028
	9/26/2019	44,600	—	51.61	9/26/2029
	9/24/2020	46,800	—	46.06	9/24/2030
	9/23/2021	25,734	12,866	59.40	9/23/2031
	9/22/2022	13,967	27,933	50.89	9/22/2032
	9/21/2023	—	37,000	59.66	9/21/2033

PSUs
8/1/22 - 7/31/25						12,800	957,696
8/1/23 - 7/31/26						11,700	875,394
Richard B. Lewis
Stock Options	6/30/2015	10,000	—	35.80	6/30/2025
	12/17/2015	13,500	—	28.00	12/17/2025
	12/16/2016	12,000	—	42.72	12/16/2026
	9/22/2017	8,600	—	45.43	9/22/2027
	9/21/2018	12,300	—	59.18	9/21/2028
	9/26/2019	24,700	—	51.61	9/26/2029
	9/24/2020	25,800	—	46.06	9/24/2030
	9/23/2021	15,201	7,599	59.40	9/23/2031
	9/22/2022	8,067	16,133	50.89	9/22/2032
	9/21/2023	—	22,500	59.66	9/21/2033
PSUs
8/1/22 - 7/31/25						7,400	553,668
8/1/23 - 7/31/26						7,100	531,222
Thomas R. Scalf
Stock Options	12/17/2015	29,500	—	28.00	12/17/2025
	12/16/2016	28,500	—	42.72	12/16/2026
	9/22/2017	25,800	—	45.43	9/22/2027

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested (2) ($)
	9/21/2018	30,800	—	59.18	9/21/2028
	9/26/2019	35,200	—	51.61	9/26/2029
	9/24/2020	36,900	—	46.06	9/24/2030
	9/23/2021	17,534	8,766	59.40	9/23/2031
	9/22/2022	8,601	17,199	50.89	9/22/2032
	9/21/2023	—	22,500	59.66	9/21/2033

PSUs
8/1/22 - 7/31/25						7,900	591,078
8/1/23 - 7/31/26						7,100	531,222
Amy C. Becker
Stock Options	12/5/2014	14,500	—	38.78	12/5/2024
	12/17/2015	18,500	—	28.00	12/17/2025
	12/16/2016	19,000	—	42.72	12/16/2026
	9/22/2017	21,500	—	45.43	9/22/2027
	9/21/2018	21,600	—	59.18	9/21/2028
	9/26/2019	24,700	—	51.61	9/26/2029
	9/24/2020	25,800	—	46.06	9/24/2030
	9/23/2021	13,467	6,733	59.40	9/23/2031
	9/22/2022	7,534	15,066	50.89	9/22/2032
	9/21/2023	—	21,200	59.66	9/21/2033
PSUs
8/1/22 - 7/31/25						6,900	516,258
8/1/23 - 7/31/26						6,700	501,294
_______________
(1)    Stock options have a ten-year term and vest in three equal annual installments beginning on the first anniversary of the grant date. The vesting dates for stock options unexercisable as of July 31, 2024 are as follows:

		Stock Options Vesting
		September	September	September
Name	Grant Date	2024	2025	2026
Tod E. Carpenter	9/23/2021	47,999
	9/22/2022	49,467	49,466
	9/21/2023	44,934	44,933	44,933
Scott J. Robinson	9/23/2021	12,866
	9/22/2022	13,967	13,966
	9/21/2023	12,334	12,333	12,333
Richard B. Lewis	9/23/2021	7,599
	9/22/2022	8,067	8,066
	9/21/2023	7,501	7,500	7,499
Thomas R. Scalf	9/23/2021	8,766
	9/22/2022	8,600	8,599
	9/21/2023	7,501	7,500	7,499
Amy C. Becker	9/23/2021	6,733
	9/22/2022	7,533	7,533
	9/21/2023	7,067	7,067	7,066

(2)    These amounts represent the Target payout for the PSU awards as described in the Compensation Discussion and Analysis section. The market value is calculated using the closing price of the Company's common stock on the NYSE on the last day of fiscal 2024.

Fiscal 2024 Option Exercises and Stock Vested Table
The following table summarizes information on stock option awards exercised during fiscal 2024, and the PSU payouts for the cycle ending July 31, 2024. For stock options, the value realized is based on the difference between the closing price of our common stock on the date of exercise and the exercise price. For stock awards, the value realized on vesting is based on the closing price of our common stock on the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Tod E. Carpenter	74,000	1,846,740	46,299	3,417,792
Scott J. Robinson	74,600	2,090,390	12,481	921,347
Richard B. Lewis	6,000	173,550	7,381	544,865
Thomas R. Scalf	—	—	8,455	624,148
Amy C. Becker	3,000	65,373	6,442	475,548
_______________
(1) Amount reported represents the closing price of our common stock on the exercise date, less the exercise price, multiplied by the number of shares exercised.
(2)    Amount reported represents the closing price of our common stock on the vesting date multiplied by the number of shares acquired on vesting.

Pension Benefits
The Company provides pension benefits to our U.S. Officers through the following plans:
•Salaried Employees’ Pension Plan
•Excess Pension Plan

Salaried Employees’ Pension Plan
The Salaried Employees’ Pension Plan is a defined benefit plan that provides cash balance retirement benefits to eligible employees. The Company contribution credits vary with service, age, and compensation. A participant’s benefit is 100% vested after three years of service. At retirement or termination, a participant who has a vested benefit can receive a distribution in the form of a lump sum or an actuarially equivalent annuity.

Effective August 1, 2013, new participants were not allowed in the plan. Effective August 1, 2016, employees no longer accrue Company contribution credits under the plan. Participants' cash balances continue to increase annually with interest credits. An employee’s account earns interest each year based on the average yield on one-year Treasury Constant Maturities during the month of June prior to the plan year plus 1%. This is the interest crediting rate. The minimum annual interest crediting rate is 4.83%.

Excess Pension Plan
The Excess Pension Plan mirrors the Salaried Employees’ Pension Plan. This plan is an unfunded, non-qualified plan that primarily provides retirement benefits that cannot be paid under the Salaried Employees’ Pension Plan due to the Internal Revenue Code limitations on qualified plans for compensation and benefits. Vested benefits are paid out of this plan on or after termination or retirement in up to 20 annual installments or a lump sum according to elections made by the participant in accordance with applicable IRS regulations.
Same as the Salaried Employees’ Pension Plan, employees no longer accrue Company contribution credits under this plan effective August 1, 2016 and the plan was closed to new participants effective August 1, 2013.

Fiscal 2024 Pension Benefits
The following table summarizes information with respect to pension plans for each eligible NEO.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
Tod E. Carpenter	Salaried Employees’ Pension Plan	20	761,740	—
	Excess Pension Plan	20	522,091	—
Scott J. Robinson (2)	Salaried Employees’ Pension Plan	—	—	—
	Excess Pension Plan	—	—	—
Richard B. Lewis	Salaried Employees’ Pension Plan	14	313,978	—
	Excess Pension Plan	14	15,143	—
Thomas R. Scalf	Salaried Employees’ Pension Plan	27	711,566	—
	Excess Pension Plan	27	151,160	—
Amy C. Becker	Salaried Employees’ Pension Plan	19	573,511	—
	Excess Pension Plan	19	40,105	—
______________
(1)    The present value of the accumulated benefit for the Salaried Employees’ Pension Plan and the Excess Pension Plan was determined by projecting the July 31, 2024 cash balance amounts to age 65 using the plan's prescribed interest crediting rate for the first fiscal year and 5.60% for all subsequent years and discounting it using a 5.41% interest rate.
The actual accrued balances as of the end of fiscal 2024 are reflected in the table below. For additional assumptions used in this calculation, refer to Note 14 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2024.

Name	Salaried Employees’ Pension Plan ($)	Excess Pension Plan ($)
Tod E. Carpenter	761,740	522,091
Scott J. Robinson	—	—
Thomas R. Scalf	699,275	148,282
Richard B. Lewis	305,697	14,718
Amy C. Becker	565,384	39,466
(2)    Mr. Robinson was hired after August 1, 2013 and, therefore, is not eligible to participate in our Salaried Employee's Pension Plan or the Excess Pension Plan.

Non-Qualified Deferred Compensation
U.S. Officers are eligible to defer the following compensation through the Deferred Compensation and 401(k) Excess Plan ("Deferred Comp Plan"):
•Up to 75% of base salary
•Up to 100% of annual cash incentive
•Up to 100% of the PSU award payouts
•Up to 25% of compensation in excess of the qualified plan compensation limits ($330,000 for 2023 and $345,000 for 2024)
Prior to calendar year 2020, participants were able to allocate the deferrals of base salary and annual cash incentive to be credited with a fixed rate of return (as approved by the HR Committee) equal to the ten-year Treasury Bond rate or to one or more investment funds.
Effective January 1, 2020, participants are only able to allocate the deferrals of base salary and annual cash incentive to one or more investment funds. Several mutual fund investments are available, and funds may be reallocated among the investment alternatives at any time. Some of the funds mirror the funds utilized in our Retirement Savings and Employees Stock Ownership Plan. These amounts are funded through a non-qualified “rabbi” trust.
All PSU awards are funded through a non-qualified “rabbi” trust and paid out in stock. These deferrals earn quarterly dividends that are paid in the Company’s common stock.
Payments are made under these plans in the form of a lump sum or annual installments. Prior to calendar year 2020, participants could elect annual installments up to 20 years. Effective January 1, 2020, annual installment distributions can be elected for up to 10 years. The deferral elections and payment elections are made in accordance with the timing requirements of applicable IRS regulations.
The following table summarizes participation of our NEOs in our Deferred Comp Plan.

Fiscal 2024 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (3) ($)
Tod E. Carpenter	—	60,632	419,481	—	2,821,868
Scott J. Robinson	33,125	46,375	46,983	—	511,679
Richard B. Lewis	1,157,227	21,151	152,782	—	2,437,728
Thomas R. Scalf	83,846	36,383	183,356	—	1,233,895
Amy C. Becker	25,090	35,126	153,658	—	1,010,171
______________
(1)    Includes amounts in 401(k) excess contributions for all NEOs and the following deferrals reported as part of each NEO's salary and non-equity incentive plan compensation in the Summary Compensation Table:
•$14,423 deferred base salary and $344,458 deferred annual cash incentive for Mr. Lewis; and
•$25,962 deferred base salary and $34,920 deferred annual cash incentive for Mr. Scalf.
(2)    This reflects the Company match for any applicable deferred salary, deferred annual cash incentive, and 401(k) excess contributions.
    These amounts are reported under All Other Compensation in the Summary Compensation Table.
(3)     A portion of the aggregated balances shown above were reported as salary, annual incentive compensation, and/or all other compensation in the Summary Compensation Table for previous years: Mr. Carpenter, $780,588; Mr. Robinson, $217,179
    Mr. Lewis, $1,004,910; Mr. Scalf, $464,758; and Ms. Becker, $327,472.

Potential Payments Upon Termination or Change in Control
Our Officers are covered by the CIC Plan and stock plan award agreements that govern key payments and benefits in the event of a termination of employment.

The following discussion highlights applicable compensation and benefits that would be provided under different termination scenarios.
Termination Absent a Change in Control
We have no formal employment agreements or severance agreements outside of a change in control that provides additional payments to an Officer in the event of a termination of employment, including voluntary termination, termination for cause, involuntary termination, death or disability. Upon a termination, an Officer would be entitled to receive the same benefits and payments available to our broad-based, salaried employee group as specified in the plan document of each applicable program.

Retirement
Certain of our compensation programs provide certain benefits when Officers qualify for "retirement," which is defined as either being age 55 or being age 55 with at least five years of service. The following benefits apply in these retirement scenarios:
•An annual cash incentive payment at the end of the applicable fiscal year would be prorated based on time worked.
•Outstanding stock option awards continue to vest in accordance with the terms of the award agreement.
•Outstanding PSU awards would be prorated based on time worked and payments would be processed at the end of the three-year performance cycle according to the Company's performance results.
•Outstanding RSU awards would be prorated based on time worked.

Involuntary Termination
In the event of an involuntary termination not for cause, the HR Committee has sole discretion to determine the amount, if any, of severance payments and benefits that will be offered to an Officer. We have no formal employment agreements with our Officers and they are not covered by our Company Severance Plan. Under our Severance Plan for U.S. salaried employees, the Company generally pays severance equal to one week of base salary for each year of service up to a maximum of 26 weeks (a minimum of 8 weeks for director level) and a target annual cash incentive prorated for full months actively employed. We generally pay for continued coverage for elected medical and dental benefits for a period of one or two months based on years of service.
Upon involuntary termination, the following would apply:
•Outstanding vested stock options must be exercised within one month of termination and unvested stock options would be forfeited.
•Outstanding RSU awards would be forfeited.
•Outstanding PSU awards that are still within the three-year performance cycle would be forfeited.

Death
In the event of the death of an Officer, the following would apply:
•An annual cash incentive payment at the end of the applicable fiscal year would be prorated based on time worked.
•Outstanding vested stock options become exercisable by the named beneficiary for a period of 36 months following the death and unvested stock options would be forfeited.
•Outstanding RSU awards would be prorated based on time worked.
•Outstanding PSU awards would be prorated based on time worked and payments would be processed at the end of the three-year performance cycle according to the Company's performance results.
•Payments under our Deferred Comp Plan and Excess Pension Plan would be accelerated. The amounts reflected in the Non-Qualified Deferred Compensation Table and Pension Benefits Table would have been payable to the named beneficiary as a lump sum.

Disability
In the event of disability of an Officer, the following would apply:
•An annual cash incentive payment at the end of the applicable fiscal year would be prorated based on time worked.
•Outstanding vested stock options remain exercisable for a period of 36 months following the disability, and unvested stock options would continue to vest in accordance with the terms of the award agreement.
•Outstanding restricted stock awards would be prorated based on time worked.
•Outstanding PSU awards would be prorated based on time worked and payments would be processed at the end of the three-year performance cycle according to the Company's performance results.
•Each U.S. Officer who participates in our broad-based, long-term disability program would receive an annual benefit equal to 60% of total cash compensation until the earlier of: (a) age 65; (b) recovery from the disability; or (c) death. The portion of compensation up to $120,000 is fully insured and payable by our insurance company, and the portion of compensation in excess of $120,000 is self-insured and payable by the Company.
•In the event of a qualifying disability, payments under our Deferred Comp Plan and Excess Pension Plan would be accelerated.

Voluntary Termination and Termination for Cause
Our Officers are not entitled to receive any additional forms of severance payments or benefits upon a voluntary decision to terminate employment or upon a termination by the Company for cause prior to being eligible for retirement.

Termination Following or in Connection with a Change in Control
Effective August 1, 2023, all Officers were included in the CIC Plan. The Plan contains a “double-trigger” to enable our Officers to maintain objectivity in the event of a change in control situation and to better protect the interests of our stockholders. This independence is important in providing retention incentives during a time of uncertainty for Officers and offering additional assurances to the Company that it will be able to complete a transaction that the Board believes is in the best interests of our stockholders. Our stock option awards, RSUs, PSUs, and deferred compensation plans also provide for the acceleration of certain benefits upon a change in control.
Upon the occurrence of a change in control, as generally defined below, with or without a qualifying termination of employment:
•Outstanding unvested stock options will immediately vest and become exercisable.
•Outstanding RSU awards will immediately vest.
•Outstanding PSU awards will immediately vest and be paid in a lump sum stock distribution at target achievement level.
•Any unvested benefits under the Salaried Employees’ Pension Plan will immediately vest. As of the end of fiscal 2024, all eligible Officers were 100% vested in the Salaried Employees’ Pension Plan.
Additionally, the CIC Plan provides that upon a qualifying termination of employment in connection with a change in control, each Officer would receive the following:
•A cash lump sum equal to a multiple of the sum of the Officer’s base salary plus the Officer’s target cash incentive from the Annual Cash Incentive Plan then in effect. The multiple is based on level as follows:
◦Chairman and CEO = three times the sum of base salary and target annual incentive
◦Officers = two times the sum of base salary and target annual incentive
•A lump sum of additional pension benefits equal to:
◦The value of the benefit under each pension plan assuming the benefit is fully vested and the Officer had three additional years of benefit accrual; less

◦The value of the vested benefit accrued under each pension
•36 months of continued medical, dental, vision, life, disability, and accident benefits
•Outplacement services suitable to the Officer’s position for a period of three years or until the first acceptance of an employment offer, whichever is earlier
The Officer’s payments will be reduced to the maximum amount that can be paid without triggering an excise tax liability. This reduction would only occur if the net amount of those payments is greater than the net amount of payments without the reduction.

Change in Control
Generally, a change in control includes the occurrence of any of the following events or circumstances:
•The acquisition of 25% or more of the combined voting power of the Company’s outstanding shares, other than any acquisition from or by the Company or any Company-sponsored employee benefit plan.
•Consummation of a merger or other business consolidation of the Company other than a transaction where the Company’s pre-transaction stockholders retain at least 60% ownership of the surviving entity.
•A change in the Board composition in which the incumbent directors, meaning those directors who were not elected in a contested fashion, are no longer a majority of the Board. The CIC Plan specifies the circumstances under which a director is deemed to have been elected in a contested fashion.
•Approval of a plan of liquidation or dissolution or a consummated agreement for the sale of all or substantially all of the Company’s assets to an entity, unless the Company’s pre-transaction stockholders retain at least 60% ownership of the surviving entity.

Qualifying Termination of Employment
The CIC Plan provides that, upon a change in control, if an Officer’s employment with the Company is terminated within 24 months:
•by the Company or its successor without “cause,” or
•by the Officer for “good reason” (each as defined in the CIC Plan), the termination will be considered a qualifying termination of employment.

Potential Payments Upon Termination or Change in Control Table
The following table sets forth applicable payment estimates to our NEOs assuming each termination event occurred on July 31, 2024, the last business day of the fiscal year. The estimates are based on the July 31, 2024 closing stock price of $74.82.

		Potential Payments ($)
Triggering Event (1)	Compensation Component	Tod E. Carpenter	Scott J. Robinson	Richard B. Lewis	Thomas R. Scalf	Amy C. Becker
Death	Annual Incentive	1,512,680	538,981	456,925	412,335	424,705
	PSUs (5)	3,319,514	930,262	546,186	571,126	511,270
	Restricted Stock	—	—	—	—	—
	Total	4,832,194	1,469,243	1,003,111	983,461	935,975

Disability	Annual Disability Benefit (7)	1,630,303	659,201	525,064	579,696	528,665
	Annual Incentive	1,512,680	538,981	456,925	412,335	424,705
	Stock Options	5,151,179	1,427,750	844,339	887,844	785,744
	PSUs (5)	3,319,514	930,262	546,186	571,126	511,270
	Restricted Stock	—	—	—	—	—
	Total	11,613,676	3,556,194	2,372,514	2,451,001	2,250,384

Involuntary Termination (2)	Cash Severance	1,819,000	551,346	561,538	600,000	618,000
	Benefit Continuation	3,306	1,453	4,366	5,400	2,954
	Total	1,822,306	552,799	565,904	605,400	620,954

Retirement (3)	Annual Incentive (4)	1,512,680	538,981	—	412,335	424,705
	Stock Options (6)	5,151,179	1,427,750	—	887,844	785,744
	PSUs (4, 5)	3,319,514	930,262	—	571,126	511,270
	Restricted Stock (6)	—	—	—	—	—
	Total	9,983,373	2,896,993	—	1,871,305	1,721,719

Change in Control	Stock Options	5,151,179	1,427,750	844,339	887,844	785,744
	PSUs (5)	6,576,678	1,833,090	1,084,890	1,122,300	1,017,552
	Restricted Stock	—	—	—	—	—
	Total	11,727,857	3,260,840	1,929,229	2,010,144	1,803,296

Qualifying Termination Following or in Connection with a Change in Control	Cash Severance (8)	7,062,000	2,135,000	1,700,000	1,700,000	1,751,000
	Pension Benefits (9)	926,895	—	267,653	318,637	318,600
	Benefit Continuation	48,934	43,468	68,633	71,356	48,927
	Outplacement (10)	45,000	45,000	45,000	45,000	45,000
	Total	8,082,829	2,223,468	2,081,286	2,134,993	2,163,527
________________
(1)    No forms of severance payments or additional benefits are provided to Officers upon a voluntary decision to terminate employment or a termination for cause prior to being eligible for retirement.
(2)    If the HR Committee were to follow our Severance Plan for broad-based employees, the payments above would have been made to our NEOs had they been involuntarily terminated at the end of fiscal 2024.
(3)    Mr. Lewis is not retirement eligible as of the last day of fiscal 2024.
(4)    Retirement eligible definition is age 55 plus a requirement of five years of service.
(5)    This represents the vesting of two PSU award cycles outstanding as of the last day of fiscal 2024 and assumes payment at target achievement. Under a change in control situation, payout would be accelerated.
(6)    Retirement eligible definition is age 55 without a minimum years of service requirement.
(7)    $120,000 of the annual disability benefit is fully insured and payable by the insurance company. Anything in excess of this amount is self-insured and payable by the Company.

(8)    Under the CIC Plan, this represents a lump sum equal to:
•Three times the sum of base salary and the annual incentive at target for Mr. Carpenter.
•Two times the sum of base salary and the annual incentive at target for Messrs. Robinson, Lewis, and Scalf and Ms. Becker.
(9)    Mr. Robinson was hired after August 1, 2013 and, therefore, is not eligible to participate in our Salaried Employee's Pension Plan.
(10)    This is based on the assumption that the NEO would utilize $15,000 per year in outplacement services for the full three years.

Under the CIC Plan, the payment may be reduced in situations where the Officer would otherwise be subject to the excise tax liability under Section 280G of the Internal Revenue Code. The amounts in the table above do not reflect any reductions that might be made.
With a change in control followed by a termination within 24 months, any payments under the Deferred Comp Plan would become immediately payable to the participant in the form of a lump sum. Additionally, any accrued benefits under the Salaried Employees’ Pension Plan and the Excess Pension Plan also become immediately vested. As of the end of fiscal 2024, all eligible Officers were 100% vested under these plans.

Pay Ratio Disclosure
In accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing a disclosure of the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee. For fiscal 2024:

Annual Total Compensation of Median Employee	$52,405
Annual Total Compensation of our CEO	$7,841,468
Based on this information, our fiscal 2024 pay ratio of 150 to 1 is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
Our median employee for our fiscal 2024 pay ratio calculation is the same employee used for our fiscal 2023 pay ratio calculation. We do not believe there were any material changes to the Company's employee population or compensation arrangements that would significantly impact the pay ratio disclosure and warrant calculating a new median employee.
We calculated annual total compensation for our identified median employee in accordance with the same methodology used for our NEOs as set forth in the Summary Compensation Table. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column reported in the Summary Compensation Table.

Pay Versus Performance Disclosure
The table below contains information about the relationship between "compensation actually paid" to our NEOs as determined under SEC rules and our financial performance for fiscal years 2021 to 2024.
The cumulative Total Shareholder Return ("TSR") depicts a hypothetical $100 investment in our common stock on July 31, 2020, (the last day of our fiscal 2020), and shows the value of that investment over time (assuming the reinvestment of dividends) as of the end of each fiscal year. A hypothetical $100 investment in the peer group using the same methodology is shown for comparison. The peer group referenced in the table below is the S&P Industrial Machinery Index.

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for CEO (1) ($)	Compensation Actually Paid to CEO (2) ($)	Average Summary Compensation Table Total for Non-CEO NEOs (3) ($)	Average Compensation Actually Paid to Non-CEO NEOs (4) ($)	Company Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)	Net Income (millions) ($)	Diluted Earnings Per Share-Incentive ($)
2024	7,841,468	11,204,799	2,059,341	2,682,609	165	178	414	3.42
2023	7,181,607	10,273,145	1,815,331	2,264,810	136	155	359	3.07
2022	7,043,946	5,169,566	1,828,256	1,465,182	116	124	333	2.70
2021	6,878,950	13,593,477	1,774,558	3,098,144	139	144	287	2.31
_______________
(1) The dollar amounts reported in this column are the amounts of total compensation reported for Mr. Carpenter, our Chairman, President and Chief Executive Officer for each corresponding year in the “Total” column of the Summary Compensation Table (“SCT”).
(2) The dollar amounts reported in this column represent the amount of “Compensation Actually Paid” to Mr. Carpenter as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Carpenter during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Carpenter’s total compensation for each year to determine the Compensation Actually Paid. For purposes of awards that provide for continued vesting upon Mr. Carpenter’s retirement, for which Mr. Carpenter has met the retirement eligibility conditions, the awards are not treated as vested until the award actually vests, which is a change from the presentation used in our proxy statement from last year; however, all years presented in the table above and the charts below have been adjusted to conform to this presentation.

Adjustments to Determine Compensation Actually Paid for CEO	2024 ($)
Deduction for Amounts Reported under the "Stock Awards" Column in the SCT	(2,547,482)
Deduction for Amounts Reported under the "Option Awards" Column in the SCT	(2,549,106)
Increase for Fair Value of Equity Awards Granted During Current Fiscal Year that Remain Unvested as of Fiscal Year End	6,951,787
Increase/Deduction for Change in Fair Value from Prior Fiscal Year End to Current Fiscal Year End of Equity Awards Granted Prior to Current Fiscal Year that Were Unvested as of Fiscal Year End	1,321,227
Increase/Deduction for Change in Fair Value from Prior Fiscal Year End to Vesting Date of Equity Awards Granted Prior to Current Fiscal Year that Vested During Current Fiscal Year	256,650
Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” Column of the SCT*	(69,745)
Total	3,363,331
* The Company's pension plans are frozen; therefore, the service cost for each year was $0.
(3) The dollar amounts reported in this column represent the average of the amounts reported for the Company's NEOs as a group (excluding Mr. Carpenter) in the “Total” column of the SCT in each applicable year.
(4) The dollar amounts reported in this column represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Carpenter), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Carpenter) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Carpenter) for each year to determine the compensation actually paid, using the same methodology described above in Note 2. For purposes of awards that provide for continued vesting upon a non-CEO NEO’s retirement when they are eligible for such treatment, the awards are not treated as vested until the award actually vests, which is a change from the presentation used in our proxy statement from last year; however, all years presented in the table above and the charts below have been adjusted to conform to this presentation.

Adjustments to Determine Compensation Actually Paid for Non-CEO NEOs	2024 ($)
Deduction for Amounts Reported under the "Stock Awards" Column in the SCT	(486,229)
Deduction for Amounts Reported under the "Option Awards" Column in the SCT	(487,885)
Increase for Fair Value of Equity Awards Granted During Current Fiscal Year that Remain Unvested as of Fiscal Year End	1,328,848
Increase/Deduction for Change in Fair Value from Prior Fiscal Year End to Current Fiscal Year End of Equity Awards Granted Prior to Current Fiscal Year that Were Unvested as of Fiscal Year End	253,847
Increase/Deduction for Change in Fair Value from Prior Fiscal Year End to Vesting Date of Equity Awards Granted Prior to Current Fiscal Year that Vested During Current Fiscal Year	48,599
Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” Column of the SCT*	(33,912)
Total	623,268
* The Company's pension plans are frozen; therefore, the service cost for each year was $0.

The non-CEO NEOs included in average compensation are named below by year.

2024	2023	2022	2021
Scott J. Robinson	Scott J. Robinson	Scott J. Robinson	Scott J. Robinson
Richard B. Lewis	Thomas R. Scalf	Thomas R. Scalf	Thomas R. Scalf
Thomas R. Scalf	Richard B. Lewis	Jeffrey E. Spethmann	Jeffrey E. Spethmann
Amy C. Becker	Amy C. Becker	Richard B. Lewis	Amy C. Becker
Wim Vermeersch

Most Important Performance Measures

Diluted Earnings Per Share - Incentive
Net Sales
Return on Investment

Relationship between Pay and Performance
The following chart provides a graphical representation of the Company's four-year cumulative TSR versus our industry peer group, the S&P Industrial Machinery Index, and of the Compensation Actually Paid ("CAP") to our CEO and other NEOs versus the Company's four-year cumulative TSR.
The Company-selected measure we use to link CAP to Company performance during the most recently completed fiscal year is Company Diluted EPS - Incentive, which is defined above under "Annual Incentive" in the Compensation Discussion and Analysis. Company Diluted EPS - Incentive is an important performance measure used to determine annual short-term incentive award amounts.

CAP vs. TSR
$16,000,000
$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
Compensation Actually Paid
$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
Total Shareholder Return
2021
2022
2023
2024
CEO CAP
OTHER NEO CAP
Company TSR
Peer Group TSR

The following charts provide a graphical representation of the relationships between CAP and the Company's selected measure, Company Diluted EPS - Incentive, and between net income and CAP. Net income is not a performance metric we use when setting executive compensation but is included in these disclosures, as required.

CAP vs. EPS
Compensation Actually Paid
$16,000,000
$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
EPS
$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
2021
2022
2023
2024
CEO CAP
OTHER NEO CAP
EPS

CAP vs. Net Income
Compensation Actually Paid
$16,000,000
$14,000,000
$12,000,000
$10,000,000
$8,000,000
$6,000,000
$4,000,000
$2,000,000
$0
Net Income (dollars in millions)
$450
$400
$350
$300
$250
$200
$150
$100
$50
$0
2021
2022
2023
2024
CEO CAP
OTHER NEO CAP
Net Income

Policies and Practices Related to the Grant of Certain Equity Awards Disclosure
We do not have any formal policy that requires us to grant, or avoid granting, equity-based compensation to our executive officers at certain times. Our current long-term incentive program includes the grant of stock options. Consistent with our annual compensation cycle, our HR Committee typically grants annual equity awards, including stock options, to our executive officers in September of each year at the committee’s first meeting of our fiscal year. The dates for these committee meetings are set more than a year in advance on a fairly consistent cadence year over year. The dates of the committee meetings generally occur after we have issued our earnings release announcing our fourth quarter and full year financial results; however, may occur closer in time to the filing of our related Annual Report on Form 10-K, which we generally do not believe includes additional material information beyond what we disclosed in our earnings release.
The timing of any equity grants to executive officers in connection with new hires, promotions, or other non-routine grants is tied to the event giving rise to the award (such as an executive officer’s commencement of employment or promotion effective date).
As a result, in all cases, the timing of grants of equity awards, including stock options, occurs independent of the release of any material, non-public information ("MNPI"), and we do not time the disclosure of MNPI for the purpose of affecting the value of equity-based compensation.
As disclosed in the table below, for the annual equity grants that were made at the beginning of fiscal 2024, the grants occurred one day before we filed our Annual Report on Form 10-K for the fiscal year ended July 31, 2023. However, because we issued our earnings release with our financial results for the fourth quarter and fiscal year ended July 31, 2023 on August 29, 2023, we considered the trading window to be open at the time these annual grants were made.

Name	Grant Date	Number of Securities Underlying The Award (#)	Exercise Price ($)	Grant Date Fair Value Of The Award ($)
Percentage Change In The Closing Market Price Of The Securities Underlying The Award Between The Trading Day Ending Immediately Prior To The Disclosure Of MNPI And The Trading Day Beginning Immediately Following The Disclosure Of MNPI (1)

Tod E. Carpenter	9/21/2023	134,800	59.66	2,549,106	0.9%
Scott J. Robinson	9/21/2023	37,000	59.66	699,680	0.9%
Richard B. Lewis	9/21/2023	22,500	59.66	425,481	0.9%
Thomas R. Scalf	9/21/2023	22,500	59.66	425,481	0.9%
Amy C. Becker	9/21/2023	21,200	59.66	400,898	0.9%
_______________
(1)    The table requires disclosure of these option grants; however, we do not believe that the heading of this column applies as we believe that the Annual Report on Form 10-K for the year ended July 31, 2023 did not contain any material, non-public information as the material information about the fiscal year was reported when we released earnings on August 29, 2023.

INFORMATION REGARDING THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report
The following is the report of the Audit Committee with respect to Donaldson’s audited financial statements presented in its Annual Report on Form 10-K for the fiscal year ended July 31, 2024.
The Audit Committee of the Board is composed entirely of non-employee directors, all of whom have been determined by the Board to be independent under the rules of the SEC and the NYSE. In addition, the Board has determined that Trudy A. Rautio and Jacinth C. Smiley are Audit Committee financial experts, as defined by the rules of the SEC.
The Audit Committee acts under a written charter approved by the Board. The Audit Committee assists the Board in carrying out its oversight of the Company’s financial reporting process, audit process, and internal controls. The Audit Committee formally met seven times during the past fiscal year in carrying out its oversight functions. The Audit Committee has the sole authority to appoint, terminate, or replace the Company’s independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee.
The Audit Committee reviewed and discussed the Company’s fiscal 2024 audited financial statements with management, the internal auditor, and PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm. Management has represented and PwC has reported in its opinion to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial position, results of operations, and cash flows of the Company.
As part of its fiscal 2024 activities, the Audit Committee also:
•Reviewed and discussed with PwC the matters required to be discussed under applicable requirements of the Public Company Accounting Oversight Board and the SEC;
•Reviewed and discussed with management, the internal auditor, and PwC the overall scope and plans for the internal and external audits;
•Reviewed and discussed the qualitative aspects of the Company’s ethics and compliance programs;
•Inquired about significant business and financial reporting risks, including cybersecurity risk, reviewed the Company’s policies for risk assessment and risk management, and assessed the steps management is taking to manage these risks;
•Received the written disclosures and letters from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and
•Discussed with PwC matters relating to its independence.
Based on the review and discussions with management and PwC, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2024, for the filing with the SEC.

Members of the Audit Committee
Pilar Cruz	Trudy A. Rautio, Chair
Douglas A. Milroy	Jacinth C. Smiley
James J. Owens

Independent Registered Public Accounting Firm Fees
The aggregate fees for services rendered to the Company for fiscal 2024 and fiscal 2023 by PwC, the Company’s independent registered public accounting firm, are as follows:

	Fiscal 2024	Fiscal 2023
Audit Fees	$4,232,292	$4,106,350
Audit-Related Fees	$26,317	$35,800
Tax Fees	$692,741	$601,000
All Other Fees	$2,000	$9,150
Total Fees	$4,953,350	$4,752,300
Audit Fees include professional services rendered in connection with the audit of the Company’s financial statements, including the quarterly reviews, statutory audits of certain of the Company’s international subsidiaries, and the audit of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Audit-Related Fees include accounting advisory fees related to financial accounting matters. Tax fees include services for domestic and international tax compliance and advice. All Other Fees include licensure for accounting literature research tools.

Audit Committee Pre-Approval Policies and Procedures
The Audit Committee pre-approves all audit and permitted non-audit services provided by the independent registered public accounting firm, including the fees and terms for those services. The Audit Committee may delegate to one or more designated Committee members the authority to grant pre-approvals. This designated member is the Chair of the Audit Committee. Any pre-approval by the Chair must be presented to the full Audit Committee at its next scheduled meeting. All of the services provided by the independent registered public accounting firm during fiscal 2024 and fiscal 2023, including services related to the Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees described above, were approved by the Audit Committee under its pre-approval policies.

ITEM 2: NON-BINDING ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

As required pursuant to Section 14A of the Securities Exchange Act of 1934, at the 2023 Annual Meeting, the Company provided our stockholders with an advisory vote on the frequency of conducting an advisory vote on the compensation of our NEOs. Consistent with the stockholders’ preference expressed in voting at the 2023 Annual Meeting, our Board determined that an advisory vote on the compensation of our NEOs will be conducted annually. Therefore, we are providing our stockholders with an advisory (non-binding) vote on the compensation of our NEOs as discussed in this Proxy Statement in accordance with the rules of the SEC.
As described in detail under Compensation Discussion and Analysis - Executive Compensation Program Principles, our objective is to create long-term stockholder value. Our executive compensation program is designed to directly support this objective and ensure that the interests of our Officers are properly aligned with our stockholders’ short-term and long-term interests. The key principles of our executive compensation strategy include:
•Aligning compensation to financial measures that balance both the Company’s annual financial results and long-term growth
•Providing significant portions of total compensation in variable performance-based programs to focus the attention of our Officers on driving and increasing stockholder value
•Setting target total direct compensation based on established proxy peer group (as recommended by an independent compensation consultant) and published market survey data
•Establishing high stock ownership requirements for our Officers
•Providing competitive pay, which enables us to attract, retain, reward, and motivate top leadership talent by generally setting compensation elements around the median of the peer group data and size-adjusted general industry survey data
Please read the Compensation Discussion and Analysis for additional details about the Company’s executive compensation programs, including information about the compensation of our NEOs for fiscal 2024.
We are presenting the following proposal, which gives stockholders the opportunity to support or not support our executive compensation program for our NEOs by voting for or against the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s NEOs, as disclosed in Donaldson Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and other related narrative disclosures.”
This advisory vote on executive compensation is not binding on the Company, our HR Committee, or our Board. However, our HR Committee and our Board will take into account the result of the vote when determining future executive compensation arrangements.

Board Recommendation
The Board of Directors recommends stockholders vote FOR the compensation of our NEOs as described in this Proxy Statement.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of July 31, 2024 regarding the Company's equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted – average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders
1980 Master Stock Compensation Plan:
Deferred Stock Option Gain Plan	873	—	—
1991 Master Stock Compensation Plan:
Deferred Stock Option Gain Plan	91,210	—	—
Deferred PSUs/Restricted Stock	37,372	—	—
2001 Master Stock Incentive Plan:
Deferred PSUs/Restricted Stock	18,311	—	—
2010 Master Stock Incentive Plan:			(1)
Stock Options	2,918,714	$46.38	—
Deferred PSUs/Restricted Stock	3,121	—	—
2019 Master Stock Incentive Plan: (1)			5,791,253 (1)
Stock Options	3,244,342	$54.34	—
Deferred PSUs/Restricted Stock	16,696	—	—
Restricted Stock Units	52,426	—	—
Long-Term Compensation (2)	619,122	—	—
Subtotal for plans approved by security holders	7,002,187	$50.57	—

Equity compensation plans not approved by security holders
Subtotal for plans not approved by security holders	—	—
Total	7,002,187	$50.57	5,791,253
______________
(1)In November 2019, the Company's stockholders approved the adoption of the 2019 Master Stock Incentive Plan (the "2019 Plan"), which replaced the 2010 Master Stock Incentive Plan (the "2010 Plan").The 2019 Plan originally authorized 5,000,000 shares for issuance under the plan, and an additional 5,000,000 shares were authorized for issuance under the plan in November 2023, and shares subject to any awards that were outstanding under the 2010 Plan at the time of option of the 2019 Plan that expire or otherwise terminate will also be available for issuance under the plan. The 2019 Plan allows for the grant of non-qualified stock options, incentive stock options, restricted stock, restricted stock units, stock appreciation rights, dividend equivalents and other stock-based awards, including performance-based awards.
(2)The amounts included for the PSUs represent the maximum number of shares that could be issued at vesting. The actual payments are based on the attainment of pre-established three fiscal-year performance goals and may differ from the number of shares presented.

ITEM 3: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm to audit the books and accounts of the Company for the fiscal year ending July 31, 2025. PwC has audited the books and accounts of the Company since 2002. While the Company is not required to do so, it is submitting the selection of PwC to serve as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2025 for ratification in order to ascertain the views of the Company’s stockholders on this appointment. Whether or not the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Representatives of PwC are expected to be present at the virtual meeting and will have the opportunity to make a statement and to respond to appropriate questions. In the event this appointment is not ratified, the Audit Committee will reconsider its selection.

Board Recommendation
The Audit Committee of the Board of Directors recommends that stockholders vote FOR ratification of the appointment of PwC as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2025.

By Order of the Board of Directors

Amy C. Becker
Secretary
October 2, 2024

Donaldson Company, Inc.
Annual Meeting of Stockholders
Friday, November 22, 2024, at 1:00 p.m. CST

Virtual meeting held online through
www.virtualshareholdermeeting.com/DCI2024

DONALDSON COMPANY, INC.
ATTN: AMY BECKER
P.O. BOX 1299
MINNEAPOLIS, MN 55440-1299

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 11/21/2024 for shares held directly and by 11:59 P.M. ET on 11/19/2024 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 11/21/2024 for shares held directly and by 11:59 P.M. ET on 11/19/2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Christopher M. Hilger 02 James J. Owens 03 Trudy A. Rautio

The Board of Directors recommends you vote FOR proposals 2. and 3..

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000650527_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

DONALDSON COMPANY, INC.

Annual Meeting of Stockholders

November 22, 2024 1:00 PM CST

This proxy is solicited by the Board of Directors

The undersigned appoints TOD E. CARPENTER, AMY C. BECKER and ANDREW J. CEBULLA, and each of them as proxies, each with the power to appoint a substitute, to represent and to vote, as designated on the reverse side, all shares of Common stock of DONALDSON COMPANY, INC. that the stockholder is entitled to vote at the 2023 Annual Meeting of Stockholders of Donaldson Company, Inc., at 1:00 PM, CST, on Friday, November 22, 2024, via www.virtualshareholdermeeting.com/DCI2024 and any adjournment thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof. **THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES, FOR PROPOSAL 2, AND FOR PROPOSAL 3.**

0000650527_2 R1.0.0.6

Continued and to be signed on reverse side